UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

Mediware Information Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.10 per share, of Mediware Information Systems, Inc.
(2)
Aggregate number of securities to which transaction applies: 8,436,966 outstanding shares of common stock, 527,875 shares of common stock underlying outstanding “in-the-money” stock options, and restricted stock representing 60,000 shares of common stock, each as of September 19, 2012.

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee was determined by adding (x) the product of (a) the number of shares of common stock (including restricted shares of common stock) that are proposed to be converted in the merger and (b) the merger consideration of $22.00 in cash per share of common stock, plus (y) $6,469,322 expected to be paid to holders of options to purchase common stock with an exercise price less than $22.00, plus (z) $1,550,200 expected to be paid to holders of restricted stock in lieu of conversion (the sum of (x), (y) and (z) together, the “Total Consideration”).  The payment of the filing fee, calculated in accordance with Exchange Act Rule 0-11(c)(1), was calculated by multiplying the Total Consideration by 0.0001146.

	(4)	Proposed maximum aggregate value of transaction: $193,632,774
	(5)	Total fee paid: $22,290
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Mediware Information Systems, Inc.
11711 West 79th Street
Lenexa, Kansas 66214

          , 2012

Dear Fellow Shareholders:

You are cordially invited to attend a special meeting of shareholders of Mediware Information Systems, Inc. (“Mediware,” “we,” “us” or “our”), to be held at                                                                                a.m. local time on                  , 2012.  At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of September 11, 2012 (the “merger agreement”), among Mediware, Project Ruby Parent Corp. (“Parent”) and Project Ruby Merger Corp. (“Merger Sub”), as it may be amended from time to time, and approve the merger contemplated thereby (the “merger”).  Upon completion of the merger, each outstanding share of our common stock, par value $0.10 per share (other than shares held in our treasury and shares owned by our wholly-owned subsidiaries, Parent, Merger Sub or any subsidiary of Parent), will be converted into the right to receive $22.00 in cash, without interest and less applicable withholding taxes, and Merger Sub will merge with and into Mediware and Mediware will become a wholly-owned subsidiary of Parent.  Parent is owned by an affiliate of Thoma Bravo, LLC, a private equity firm that invests across multiple industries, with a particular focus on enterprise and infrastructure software, education, distribution, financial services and consumer goods and services.  You will also be asked to consider and vote upon other matters related to the merger.

On September 11, 2012, our board of directors, based in part upon the unanimous recommendation of the executive committee of our board of directors comprised of three of our directors, unanimously (i) determined that it was in the best interests of and fair to us and our shareholders to enter into the merger agreement and (ii) approved the merger agreement and the merger. Therefore, our board of directors unanimously recommends that you vote “FOR” the adoption and approval of the merger agreement and approval of the merger and “FOR” the other proposals described in this proxy statement.

The proxy statement attached to this letter provides you with information about the merger, the merger agreement and the special meeting.  A copy of the merger agreement is attached as Annex A to the proxy statement.  We encourage you to read the entire proxy statement and its annexes carefully.  You may also obtain more information about us from documents we have filed with the Securities and Exchange Commission.

Your vote is very important, regardless of the number of shares of our common stock you own. The merger cannot be completed unless the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting vote for the adoption and approval of the merger agreement and approval of the merger.  If you do not vote, it will have the same effect as a vote against the adoption and approval of the merger agreement and approval of the merger.

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return promptly the enclosed proxy card or vote by proxy over the Internet or by telephone by following the instructions on the proxy card.  If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee.  Voting via the Internet, telephone or proxy card in advance will not limit your right to vote in person if you wish to attend the special meeting and vote in person.

Thank you in advance for your cooperation and continued support,

Sincerely By Order of the Board of Directors Lawrence Auriana Chairman of the Board of Directors

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT.  ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

THIS PROXY STATEMENT IS DATED                  , 2012, AND IS FIRST BEING
MAILED TO SHAREHOLDERS ON OR ABOUT                  , 2012.

Mediware Information Systems, Inc.
11711 West 79th Street
Lenexa, Kansas 66214

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON                  , 2012

TO THE SHAREHOLDERS OF MEDIWARE INFORMATION SYSTEMS, INC.:

A special meeting of shareholders of Mediware Information Systems, Inc., a New York corporation (“Mediware,” “we,” “us” or “our”), will be held at                                                                        , on                  , 2012, beginning at            a.m. local time, for the following purposes:

1.
Adoption and Approval of the Merger Agreement.  To consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger, dated as of September 11, 2012 (the “merger agreement”), among Mediware, Project Ruby Parent Corp. and Project Ruby Merger Corp., as it may be amended from time to time, and approve the merger contemplated thereby (the “merger”);

2.
Advisory Approval of Certain Executive Compensation.  To approve, on a nonbinding, advisory basis, the compensation and related agreements and arrangements of our named executive officers that are based upon or otherwise relate to the merger;

3.
Adjournment or Postponement of the Special Meeting.  To approve the adjournment or postponement of the special meeting if necessary or appropriate to solicit additional proxies if there are insufficient votes properly cast at the time of the meeting to adopt and approve the merger agreement and approve the merger; and

4.	Other Matters. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Only shareholders of record of our common stock as of the close of business on                  , 2012, will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting.  All shareholders of record are cordially invited to attend the special meeting in person.

Your vote is very important, regardless of the number of shares of our common stock you own.  The merger cannot be completed unless the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting vote for the adoption and approval of the merger agreement and approval of the merger.  Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy card in the envelope provided or vote by proxy over the Internet or by telephone by following the instructions on the proxy card and thereby ensure that your shares will be represented at the meeting if you are unable to attend.  If you sign, date and mail your proxy card or submit your proxy over the Internet or by telephone without indicating how you wish to vote, your vote will be counted as a vote “FOR” the adoption and approval of the merger agreement and approval of the merger, “FOR” the approval of any compensation and related agreements and arrangements of Mediware’s named executive officers that are based upon or otherwise relate to the merger and “FOR” the adjournment or postponement of the special meeting if necessary or appropriate to solicit additional proxies.

If you fail to vote by proxy or in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote against the adoption and approval of the merger agreement and approval of the merger.  If you are a shareholder of record and wish to vote in person at the special meeting, you may withdraw your proxy and vote in person.

The merger agreement and the merger are described in the accompanying proxy statement and a copy of the merger agreement is included as Annex A to the proxy statement.

By Order Of The Board Of Directors,
/s/ Robert C. Weber
Robert C. Weber Senior Vice President, Chief Legal Officer, General Counsel and Secretary
, 2012

TABLE OF CONTENTS

SUMMARY TERM SHEET	1

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER	10

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	15

THE SPECIAL MEETING	16
Date, Time, Place and Purpose of the Special Meeting	16
Record Date and Quorum	16
Required Vote	16
Proxies; Revocation	17
Adjournments and Postponements	17
Solicitation of Proxies	18

PARTIES TO THE MERGER	19
Mediware Information Systems, Inc.	19
Project Ruby Parent Corp.	19
Project Ruby Merger Corp.	19

PROPOSAL ONE	20

THE MERGER	20
Merger Consideration	20
Vote Required and Board Recommendation	20
Background of the Merger	20
Recommendation of Our Board of Directors; Reasons for the Merger	28
Opinion of William Blair, Financial Advisor to the Board of Directors	30
Projected Financial Information of Mediware	38
Interests of Our Directors and Executive Officers in the Merger	40
No Dissenters’ Rights	43
Fees and Expenses	44
Certain Material United States Federal Income Tax Consequences of the Merger	44
Approvals and Consents	46
Anticipated Closing of the Merger	46

THE MERGER AGREEMENT	47
Explanatory Note Regarding the Merger Agreement	47
Effective Time	47
Structure of the Merger	47
Treatment of Stock, Stock Options and Other Stock-Based Awards	48
Exchange and Payment Procedures	48
Representations and Warranties	49
Conduct of Our Business Pending the Merger	51
Acquisition Proposals by Third Parties	53
Shareholders’ Meeting	55
Indemnification of Directors and Officers; Insurance	56
Equity Financing Commitment; Cooperation of Mediware	56
Sponsor Guaranty	56
Additional Agreements	56
Conditions to the Merger	57
Termination	58
Termination Fee and Expenses	60
Remedies	61
Amendment and Waiver	61
Voting Agreements	61

i

PROPOSAL TWO	62

ADVISORY VOTE ON CERTAIN EXECUTIVE COMPENSATION ARRANGEMENTS	62

PROPOSAL THREE	63

ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING	63

MARKET PRICE OF OUR COMMON STOCK	64

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	65

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS	67

SUBMISSION OF SHAREHOLDER PROPOSALS	67

WHERE YOU CAN FIND MORE INFORMATION	67

ANNEXES

Annex A	Agreement and Plan of Merger, dated as of September 11, 2012, among Mediware Information Systems, Inc., Project Ruby Parent Corp. and Project Ruby Merger Corp.

Annex B	Opinion of William Blair & Company, L.L.C.

Annex C	Form of Voting Agreement

ii

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this proxy statement and may not contain all of the information that is important to you.  To understand the merger fully, and for a more complete description of the terms of the merger, you should carefully read this entire proxy statement and the annexes attached to this proxy statement.  We have included page references to direct you to a more complete description of the topics presented in this summary term sheet.  In this proxy statement, the terms “Mediware,” “we,” “us” and “our” refer to Mediware Information Systems, Inc., a New York corporation.  In addition, we refer to Project Ruby Parent Corp., a Delaware corporation, as “Parent” and to Project Ruby Merger Corp., a New York corporation, as “Merger Sub.”

The Parties to the Merger Agreement (page 19)

Mediware is a leading provider of software solutions targeting specific processes within healthcare institutions. Core Mediware solutions include blood management technologies for hospitals and blood centers; cell therapy solutions for cord blood banks, cancer treatment centers and research facilities; medication management solutions for hospitals, behavioral health facilities, infusion and specialty pharmacy providers; and business intelligence-based performance management solutions for clinical, regulatory and financial aspects of the broader healthcare market.  Mediware also provides software installation and maintenance services and billing and collection services to the home infusion and home/durable medical equipment markets.

Parent was formed in anticipation of the merger by an investment fund affiliated with Thoma Bravo, LLC, or Thoma Bravo.  Thoma Bravo is a private equity firm that invests across multiple industries, with a particular focus on enterprise and infrastructure software, education, distribution, financial services and consumer goods and services.  Upon completion of the merger, we will be a wholly-owned subsidiary of Parent.  Parent currently has minimal assets and no operations.

Merger Sub was formed by Parent in anticipation of the merger.  Merger Sub is a wholly-owned subsidiary of Parent.  Subject to the terms and conditions of the Agreement and Plan of Merger, dated as of September 11, 2012, among Mediware, Parent, and Merger Sub (the “merger agreement”), and in accordance with New York law, at the effective time of the merger, Merger Sub will merge with and into Mediware and Mediware will continue as the surviving corporation.  Merger Sub currently has minimal assets and no operations.

The Proposals (pages 20, 62 and 63)

You are being asked to vote on a proposal to adopt and approve the merger agreement and approve the merger.  Pursuant to the merger agreement, upon completion of the merger, each outstanding share of our common stock, par value $0.10 per share (other than shares held in our treasury and shares owned by our wholly-owned subsidiaries, Parent, Merger Sub or any subsidiary of Parent), will be converted into the right to receive $22.00 in cash, without interest and less applicable withholding taxes, and Merger Sub will merge with and into Mediware, and Mediware will become a wholly-owned subsidiary of Parent.  The total merger consideration, including payments in respect of employee options and other equity interests, will be approximately $194,000,000.

Additionally, you are being asked to approve, on a nonbinding, advisory basis, certain compensation and related agreements and arrangements of our named executive officers that are based upon or otherwise relate to the merger, or “golden parachute” compensation, which are described in the Golden Parachute Compensation table on page 42.

Finally, in the event that there are not sufficient votes properly cast at the time of the special meeting to adopt and approve the merger agreement and approve the merger, shareholders may also be asked to vote on a proposal to adjourn or postpone the special meeting to solicit additional proxies.

Board Recommendation (page 28, 62 and 63)

The members of the executive committee are Lawrence Auriana, Philip Coelho and Ira Nordlicht, each of whom is a non-employee director that is not expected to continue as a director or become an employee after the consummation of the merger.  The executive committee unanimously recommended that our board of directors approve the merger agreement and the merger.  Our board of directors unanimously determined that the merger is in the best interests of and fair to our shareholders and unanimously approved the merger agreement and the merger.  Additionally, our board of directors and compensation committee each have previously determined that any compensation and related agreements and arrangements of our named executive officers that are based upon or otherwise relate to the merger are in the best interests of and fair to us and our shareholders.  ACCORDINGLY, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER, “FOR” APPROVAL OF THE COMPENSATION AND RELATED AGREEMENTS AND ARRANGEMENTS OF OUR NAMED EXECUTIVE OFFICERS THAT ARE BASED UPON OR OTHERWISE RELATE TO THE MERGER AND “FOR” ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING IF NECESSARY OR APPROPRIATE.

Opinion of William Blair, Financial Advisor to the Board of Directors (page 30)

In connection with the merger, the board of directors received an opinion, subsequently confirmed in writing, to the board of directors from William Blair & Company, L.L.C. (which we refer to as William Blair), as to the fairness, from a financial point of view and as of the date of such opinion, to the holders of our common stock (other than our wholly-owned subsidiaries, Parent, Merger Sub or any subsidiary of Parent), of the $22.00 per share cash merger consideration to be received by holders of our common stock.  The full text of William Blair’s written opinion, dated September 11, 2012, is attached to this proxy statement as Annex B.  You are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken.  William Blair’s opinion addressed only the fairness of the merger consideration to our shareholders from a financial point of view as of the date of the opinion and did not address any other aspect of the merger, including the merits of the underlying decision by us to enter into the merger agreement.  The opinion was addressed to the board of directors for its information and use, but does not constitute a recommendation as to how any shareholder should vote or act on any matter relating to the merger.

Special Meeting (page 16)

The special meeting will be held on                  , 2012, beginning at          a.m. local time, at.

Record Date and Quorum (page 16)

You are entitled to vote at the special meeting if you were the record owner of shares of our common stock at the close of business on                  , 2012, the record date for the special meeting.  You will have one vote for each share of our common stock that you owned on the record date.  As of the record date, there were           shares of our common stock entitled to vote at the special meeting.  The holders of a majority of the outstanding shares of our common stock at the close of business on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting.

Required Vote (page 16)

The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting is required to adopt and approve the merger agreement and approve the merger.  A failure to vote your shares of our common stock or an abstention will have the same effect as voting against the adoption and approval of the merger agreement and approval of the merger.  Certain of our directors and executive officers have entered into voting agreements obligating them to vote their shares of our common stock, which represented approximately 34.52% of our outstanding common stock as of the date of the voting agreements, for adoption and approval of the merger agreement and approval of the merger. The form of voting agreement is attached to this proxy statement as Annex C.

The affirmative vote of a majority of the votes cast at the special meeting by holders of our common stock is required to approve the nonbinding, advisory proposal to approve the compensation and related agreements and arrangements of our named executive officers that are based upon or otherwise relate to the merger and the proposal to adjourn or postpone the special meeting if necessary or appropriate to solicit additional proxies if there are insufficient votes properly cast at the time of the meeting to adopt and approve the merger agreement and approve the merger.

Approvals and Consents Required (page 46)

The Hart-Scott-Rodino Antitrust Improvements Act of 1976 provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied.  Mediware and Parent filed notification reports with the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Act on September   , 2012.

Interests of Our Directors and Executive Officers in the Merger (page 40)

In considering the recommendation of the board of directors, you should be aware that certain of our directors and executive officers have interests in the transaction that are different from, or in addition to, the interests of our shareholders generally.  These interests may present them with actual or potential conflicts of interest, and these interests are described below.  The board of directors and the executive committee were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions to approve the merger agreement and the merger and recommend that our shareholders vote in favor of adopting and approving the merger agreement and approving the merger.  See “Interests of Our Directors and Executive Officers in the Merger” on page 40.

No Dissenters’ Rights (page 43)

Pursuant to Section 910 of the New York Business Corporation Law, which we refer to as the NYBCL, the right to receive payment of the fair value of shares in connection with a merger is not available to a shareholder for any class or series of shares that, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote on such merger, were listed on a national securities exchange. As of the record date for the special meeting, shares of our common stock were listed on The Nasdaq Stock Market. Accordingly, no appraisal rights will be available to our shareholders in connection with the Merger.

Financing and Guaranty (page 56)

Parent and Merger Sub expect that the funds necessary to consummate the merger and related transactions will be funded by equity and debt financings and cash of Mediware.  Parent’s and Merger Sub’s obligations to consummate the merger are not subject to any financing conditions.  Although funding of the equity financing is subject to the satisfaction of the conditions set forth in the commitment letter under which the financings will be provided, the unfulfilled conditions are limited to the closing conditions in the merger agreement.

Parent has received an equity commitment letter from Thoma Bravo Fund X, L.P., a Delaware limited partnership, which we refer to as the Sponsor, to provide equity financing in an aggregate amount sufficient to fully finance the merger consideration, payments in respect of Company options and restricted stock and related fees and expenses upon consummation.  In addition, the Sponsor has guaranteed to us Parent’s obligation under the merger agreement to pay a termination fee of $10,000,000 in certain circumstances.

Treatment of Stock Options and Other Stock-Based Awards (page 48)

If the merger is consummated, each outstanding option to purchase common stock, whether or not then exercisable or vested at the effective time of the merger, will be cancelled in exchange for an amount of cash, without interest and less applicable withholding taxes, equal to the number of such options multiplied by the amount, if any, by which $22.00 exceeds the exercise price of the option.  If the merger is consummated, the restrictions on each outstanding share of restricted stock will be caused to lapse immediately prior to the effective time of the merger and will be converted into common stock, and shall be subject to the same terms and conditions as other shares of common stock.  However, any terms contained in a share award or employment agreement that are more favorable to the holder will remain in effect.  See “Interests of Our Directors and Executive Officers in the Merger” on page 40.

Anticipated Closing of the Merger (page 46)

We expect the merger to be completed prior to December 31, 2012.  However, the timing of the completion of the merger depends upon the adoption and approval of the merger agreement and approval of the merger by our shareholders, among other conditions.

Acquisition Proposals by Third Parties (page 53)

The merger agreement provides that neither we nor any of our subsidiaries, directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents or other representatives will, directly or indirectly:

•
solicit, seek or initiate any inquiries, proposals or offers other than from Parent or an affiliate of Parent that constitute, or would be reasonably likely to lead to, a proposal or offer for (a) a merger, consolidation, business combination, share exchange, tender offer (including a self-tender offer), reorganization, recapitalization (including a leveraged recapitalization or extraordinary dividend), liquidation, dissolution or similar transaction involving us, (b) any direct or indirect purchase or other acquisition of, or a series of related transactions to purchase or acquire, more than 15% of our consolidated assets or revenues, (c) any direct or indirect purchase of, or a series of related transactions to purchase or acquire, more than 15% of any class of our equity securities or the equity securities of any of our subsidiaries, or (d) any other agreement, arrangement or transaction the consummation of which would reasonably be expected to interfere with or prevent the merger (each of (a)-(d) above, an “acquisition proposal”);

•
engage in discussions or negotiations with any third party concerning any acquisition proposal, or provide any non-public information, or afford access to our properties, books, records, or personnel to any third party that we have reason to believe is considering making, or has made, an acquisition proposal;

•	grant any waiver, amendment or release under any standstill or confidentiality agreement;

•
approve, endorse, recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an acquisition proposal or any proposal or offer that could reasonably be expected to lead to an acquisition proposal, or that contradicts, or requires us to abandon, the merger agreement; or

•	resolve, propose or agree to do any of the foregoing.

However, notwithstanding the foregoing, before the adoption and approval of the merger agreement and approval of the merger at the special meeting of our shareholders, we may furnish non-public information with respect to Mediware and its subsidiaries (pursuant to a confidentiality agreement no less favorable to us than the confidentiality agreement with Thoma Bravo and William Blair as our financial advisor) to, and enter into discussions and negotiations with, a third party in connection with an acquisition proposal and approve or recommend such proposal if:

•
our board of directors determines in good faith (after consultation with its outside financial and legal advisors) that the acquisition proposal is reasonably likely to result in an acquisition proposal by a third party for at least 50% of our outstanding shares of common stock or all or substantially all of our consolidated assets that our board of directors or any committee thereof determines in its good faith judgment, after consultation with its financial advisor and outside legal counsel, to be, if consummated, more favorable to our shareholders than the merger (a “superior proposal”);

•	such action is required by our directors’ fiduciary duties under applicable law; and

•
neither we nor any of our subsidiaries nor our or their respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, representatives or agents have violated the restrictions in the merger agreement regarding third party acquisition proposals (other than immaterial and unintentional violations).

Conditions to the Merger (page 57)

The completion of the merger depends on a number of conditions being met, including:

•	adoption and approval of the merger agreement and approval of the merger by our shareholders;

•	expiration or termination of the applicable waiting period and any extension under the Hart-Scott-Rodino Act;

•
absence of any statute, law, rule, ordinance, regulation, constitution, treaty, code, order, judgment, injunction, writ, decree or similar requirement or any action taken by any governmental or regulatory entity that permanently enjoins or otherwise prohibits the consummation of the merger or the transactions contemplated thereby;

•	receipt of all consents, approvals and authorizations of governmental and regulatory entities required to be obtained prior to the consummation of the merger pursuant to the merger agreement;

•
accuracy of the representations and warranties of each party as of the date of the merger agreement and immediately before the effective time of the merger, except, in the case of certain representations and warranties specified in the merger agreement, to the extent that any inaccuracy in any representation or warranty does not and, in our case, would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the party making such representation or warranty;

•	performance in all material respects of all obligations under the merger agreement required to be performed by each party to the merger agreement;

•	the absence of any change, event, occurrence, effect, fact or condition that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on us;

•
delivery of all certificates, instruments, opinions and other documents required to be executed or delivered under the merger agreement by each party to the merger agreement, and the taking of all other actions and proceedings required to be taken by or on behalf of each party to the merger agreement in furtherance of the transactions contemplated by the merger;

•	filing by us of all certifications, reports and proxy statements required to be filed with the SEC prior to the consummation of the merger that are required to contain financial statements; and

•
delivery of a tax matters certificate executed by us to the effect that we are not a United States real property holding company within the meaning of section 897(c)(2) of the Internal Revenue Code of 1986.

Either we or Parent may elect to waive a condition to its obligation to close the merger that has not been satisfied and complete the merger regardless of the failure of that condition.  We cannot be certain whether or when any of these conditions will be satisfied or waived, or that we will complete the merger.

Termination of the Merger Agreement (page 58)

We and Parent can agree by mutual written consent at any time prior to the effective time of the merger to terminate the merger agreement and abandon the merger, whether before or after adoption and approval by our shareholders.  Also, we or Parent can decide without the consent of the other not to complete the merger in a number of other situations, including if:

•
the merger is not consummated prior to December 31, 2012, unless the party seeking to terminate failed to fulfill any obligation under the merger agreement and that is the primary cause of the failure to consummate the merger;

•
any governmental or regulatory entity has enacted, issued, promulgated, enforced or entered any statute, law, rule, ordinance, regulation, constitution, treaty, code, order, judgment, injunction, writ, decree or similar requirement that permanently enjoins or otherwise prohibits the consummation of the merger and the transactions contemplated thereby; or

•	our shareholders fail to adopt and approve the merger agreement and approve the merger.

In addition, Parent can terminate the merger agreement without our consent if:

•
prior to obtaining our shareholders’ adoption and approval of the merger agreement and approval of the merger (i) our board of directors or any committee (A) withholds, withdraws (or does not continue to make), qualifies or modifies (or publicly proposes or resolves to withhold, withdraw (or not continue to make), qualify or modify), in a manner adverse to Parent or Merger Sub, the recommendation of our board of directors in favor of the merger and the merger agreement, (B) adopts, approves or recommends or proposes to adopt, approve or recommend (publicly or otherwise) any acquisition proposal for a third party, (C) fails to publicly reaffirm the recommendation of our board of directors in favor of the merger and the merger agreement within two business days after Parent so requests in writing or (D) fails to recommend against any acquisition proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within 10 business days after the commencement of such acquisition proposal (each of (A)-(D) above, a “change of recommendation”) or (ii) any three or more members of our board of directors shall have publicly stated that such members oppose the merger, or three or more members of our board of directors shall have required the inclusion in any filing made by us with the SEC a statement to the effect that such members oppose the merger;

•
we enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to an acquisition proposal or that could reasonably be expected to lead to an acquisition proposal;

•	our board of directors shall have approved or publicly recommended any acquisition proposal;

•	we shall have breached any of our obligations discussed in “Acquisition Proposals by Third Parties” beginning on page 53, other than immaterial or inadvertent breaches; or

•
we breach any of our representations, warranties, covenants or agreements under the merger agreement and such breach (a) would result in our failure to satisfy the conditions precedent in the merger agreement related to the accuracy of our representations and warranties and our material performance of our agreements and covenants under the merger agreement and (b) has not been cured by the earlier of December 31, 2012 and 30 calendar days after written notice of such breach and Parent’s intention to terminate the merger agreement for the foregoing reason has been delivered to us.

We can terminate the merger agreement without Parent’s consent if:

•
after the occurrence of a change of recommendation, our board of directors authorizes us to enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to an acquisition proposal or that could reasonably be expected to lead to a superior proposal; or

•
Parent or Merger Sub breaches any of its representations, warranties, covenants or agreements under the merger agreement and such breach (a) would result in its failure to satisfy the conditions precedent in the merger agreement related to the accuracy of its representations and warranties and its material performance of our agreements and covenants under the merger agreement and (b) has not been cured by the earlier of December 31, 2012 and 30 calendar days after written notice of such breach and our intention to terminate the merger agreement for the foregoing reason has been delivered to Parent or Merger Sub, as applicable.

Neither we nor Parent have any right to terminate the merger agreement except for the situations described in the merger agreement.

Termination Fees and Expenses (page 60)

We may be required to pay to Parent a termination fee in the amount of $5,769,000 (less any amount previously paid to Parent in reimbursement of Parent’s transaction expenses) if the merger agreement is terminated under certain specified circumstances, including if:

•
Parent terminates the merger agreement because (a) prior to obtaining our shareholders’ approval of the merger (i) a change of recommendation occurs or (ii) any three or more members of our board of directors shall have publicly stated that such members oppose the merger, or any three of more members of our board of directors shall have required the inclusion in any filing made by us with the SEC a statement to the effect that such members oppose the merger, (b) we enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to an acquisition proposal or that could reasonably be expected to lead to an acquisition proposal, (c) our board of directors shall have approved or publicly recommended any acquisition proposal, or (d) we shall have breached any of our obligations discussed in “Acquisition Proposals by Third Parties” beginning on page 53 other than immaterial or inadvertent breaches;

•
we terminate the merger agreement because after the occurrence of a change of recommendation, our board of directors authorizes us to enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to an acquisition proposal or that could reasonably be expected to lead to a superior proposal; and

•
(a) (i) either party terminates the merger agreement because the merger is not consummated prior to December 31, 2012, (ii) either party terminates the merger agreement because our shareholders fail to adopt and approve the merger agreement and approve the merger or (iii) Parent terminates the merger agreement because we intentionally breach any of our representations, warranties, covenants or agreements under the merger agreement and such breach (A) would result in our failure to satisfy the conditions precedent in the merger agreement related to the accuracy of our representations and warranties and our material performance of our agreements and covenants under the merger agreement and (B) has not been cured by the earlier of December 31, 2012 and 30 calendar days after written notice of such breach and Parent’s intention to terminate the merger agreement for the foregoing reason has been delivered to us; (b) an acquisition proposal is publicly announced or otherwise communicated to our shareholders after the date of the merger agreement but prior to the earlier of the date of such termination and the date of the shareholders’ meeting; and (c) within 12 months after such termination of the merger agreement we consummate (x) a merger, consolidation, business combination, share exchange, tender offer (including a self-tender offer), reorganization, recapitalization (including a leveraged recapitalization or extraordinary dividend), liquidation, dissolution or similar transaction involving us, (y) any direct or indirect purchase or other acquisition of, or a series of related transactions to purchase or acquire, more than 51% of our consolidated assets or revenues or class of our equity securities, or (z) any direct or indirect purchase of or other acquisition of, or a series of related transactions to purchase or acquire, more than 51% of any class of our equity securities or the equity securities of any of our subsidiaries.

We may be required to pay to Parent its reasonable and documented out-of-pocket fees and expenses (including legal fees and expenses) of up to $2,000,000 if (a) the merger agreement is terminated because we breach any of our representations, warranties, covenants or agreements under the merger agreement and such breach (i) would result in our failure to satisfy the conditions precedent in the merger agreement related to the accuracy of our representations and warranties and our material performance of our agreements and covenants under the merger agreement and (ii) has not been cured by the earlier of December 31, 2012 and 30 calendar days after written notice of such breach and Parent’s intention to terminate the merger agreement for the foregoing reason has been delivered to us, and (b) Parent is not entitled to the termination fee described above as a result of such breach.

Parent may be required to pay to us a termination fee in the amount of $10,000,000 if we terminate the merger because Parent or Merger Sub breaches any of its representations, warranties, covenants or agreements under the merger agreement and such breach (a) would result in its failure to satisfy the conditions precedent in the merger agreement related to the accuracy of its representations and warranties and its material performance of our agreements and covenants under the merger agreement and (b) has not been cured by the earlier of December 31, 2012 and 30 calendar days after written notice of such breach and our intention to terminate the merger agreement for the foregoing reason has been delivered to Parent or Merger Sub, as applicable.

Remedies (page 61)

Both we and Parent and Merger Sub are entitled to seek an injunction, specific performance and other equitable relief to ensure performance of the merger agreement unless it is validly terminated as provided in the agreement.   Additionally, we are entitled to seek an injunction, specific performance and other equitable relief to enforce our rights as a third-party beneficiary of the equity commitment.  However, if we or Parent elect to terminate and are paid a termination fee or we elect to terminate pursuant to the merger agreement in connection with a superior proposal and Parent is paid a termination fee, then injunction, specific performance and other equitable relief will not be permitted, regardless of the circumstances of termination.

Certain Material United States Federal Income Tax Consequences of the Merger (page 44)

For U.S. federal income tax purposes, the disposition of our common stock pursuant to the merger generally will be treated as a sale of the shares of our common stock for cash by each of our shareholders.  As a result, in general, each shareholder will recognize gain or loss equal to the difference, if any, between the amount of cash received in the merger and such shareholder’s adjusted tax basis in the shares surrendered.  Such gain or loss will be capital gain or loss if the shares of common stock surrendered are held as capital assets in the hands of the shareholder, and will be long-term capital gain or loss if the shares of common stock have a holding period of more than one year at the effective time of the merger.  We recommend that our shareholders consult their own tax advisors as to the particular tax consequences to them of the merger.

Advisory Vote on Certain Executive Compensation Arrangements (page 62)

In accordance with SEC rules, shareholders have the opportunity to cast a nonbinding, advisory vote with respect to certain compensation and related agreements and arrangements of our named executive officers that are based upon or otherwise relate to the merger, as reported in the Golden Parachute Compensation table on page 42.  Approval of this nonbinding advisory proposal requires the affirmative vote of a majority of the votes cast at the special meeting.  However, this vote is advisory and will not be binding on us or on Parent, or the board of directors or the compensation committee of us or Parent.  Approval of this proposal is not a condition to completion of the merger. Therefore, regardless of whether shareholders approve the compensation and related agreements and arrangements of our named executive officers that are based upon or otherwise relate to the merger, if the merger agreement is adopted and approved and the merger is approved by the shareholders and the merger is consummated, the compensation may still be paid to our named executive officers.

Adjournment or Postponement of the Special Meeting (page 63)

In the event that the number of shares of our common stock present in person and represented by proxy at the special meeting and voting for adoption and approval of the merger agreement and approval of the merger is insufficient to approve the matter, we may move to adjourn or postpone the special meeting in order to enable our board of directors to solicit additional proxies in favor of the adoption and approval of the merger agreement and approval of the merger. In that event, we will ask our shareholders to vote only upon this proposal and not on the other proposals discussed in this proxy statement.  The approval of the proposal to adjourn or postpone the special meeting if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt and approve the merger agreement and approve the merger requires the affirmative vote of a majority of the votes cast at the special meeting.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the special meeting of our shareholders, the merger agreement and the merger.  These questions and answers may not address all questions that may be important to you as our shareholder.  Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	What is the proposed transaction?

A:
The proposed transaction is the merger of Merger Sub, a wholly-owned subsidiary of Parent, with and into Mediware pursuant to the merger agreement.  Mediware would be the surviving corporation in the merger and would become a wholly-owned subsidiary of Parent.  Parent is controlled by Thoma Bravo.  As a result of the merger, Mediware would cease to be a public company.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on proposals to do the following:

•	to adopt and approve the merger agreement and approve the merger;

•	to approve, on a non-binding, advisory basis, compensation and related agreements and arrangements of our named executive officers that are based upon or otherwise relate to the merger;

•
to approve the adjournment or postponement of the special meeting if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt and approve the merger agreement and approve the merger; and

•	to transact such other business that may properly come before the special meeting or any adjournment or postponement thereof.

Q:	What will I receive in the merger?

A:
Upon completion of the merger, you will be entitled to receive $22.00 in cash, without interest and less applicable withholding taxes, for each share of our common stock that you own.  For example, if you own 100 shares of our common stock, you will receive $2,200.00 in cash in exchange for your shares of our common stock, without interest and less applicable withholding taxes.  You will not own shares in the surviving corporation.

Q:	What will happen to my stock options and other equity awards as a result of the merger?

A:
All options to acquire our common stock (whether or not exercisable or vested) will be cancelled at the effective time of the merger.  Holders of any such options will receive an amount of cash, without interest and less applicable withholding taxes, equal to the number of such options multiplied by the amount, if any, by which $22.00 exceeds the exercise price of the option.  If the merger is consummated, the restrictions on each outstanding share of restricted stock will lapse immediately prior to the effective time of the merger and will be converted into common stock, and shall be subject to the same terms and conditions as other shares of common stock.  However, any terms contained in a share award or employment agreement that are more favorable to the holder will remain in effect.

Q:	Where and when is the special meeting?

A:	The special meeting will take place at a.m., local time, on , 2012,	.

Q:	May I attend the special meeting?

A:
All shareholders of record as of the close of business on      , 2012, the record date for the special meeting, may attend the special meeting.  In order to be admitted to the special meeting, a form of personal identification will be required, as will proof of ownership of our common stock.

If your shares are held in the name of a bank, broker or other holder of record, and you plan to attend the special meeting, you must present proof of your ownership of our common stock, such as a bank or brokerage account statement, to be admitted to the meeting.

Please note that if you hold your shares in the name of a bank, broker or other holder of record and plan to vote at the meeting, you must also present at the meeting a proxy issued to you by the holder of record of your shares.

Q:	Who can vote at the special meeting?

A:
You can vote at the special meeting if you owned shares of our common stock at the close of business on  , 2012, the record date for the special meeting.  As of the close of business on that day,   shares of our common stock were outstanding.  See “The Special Meeting” beginning on page 16.

Q:	How are votes counted?

A:
Votes will be counted by the inspector of election appointed for the special meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes.  A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not receive instructions with respect to the proposal from the beneficial owner.  Because the adoption and approval of the merger agreement and approval the merger requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting, not voting, broker non-voting and abstaining will have the same effect as voting “AGAINST” the adoption and approval of the merger agreement and approval of the merger.  For the proposal to approve on a nonbinding, advisory basis, the compensation and related agreements and arrangements of our named executive officers that are based upon or otherwise relate to the merger and the proposal to adjourn or postpone the special meeting if necessary or appropriate to solicit additional proxies, because the approval of each of these proposals requires the affirmative vote of holders representing a majority of the shares cast at the special meeting, abstentions, a failure to vote or a broker non-votes will no effect on approval of these proposals.  We urge all beneficial owners to direct their brokers or nominees to vote their shares by following the instructions provided in the voting instructions that they receive from their broker or other nominee.

Q:	How many votes are required?

A:
The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting is required to adopt and approve the merger agreement and approve the merger.  Accordingly, not voting or abstaining will have the same effect as a vote against the adoption and approval of the merger agreement and approval of the merger.

Approval of the proposals to approve on a nonbinding basis the compensation and related agreements and arrangements of our named executive officers that are based upon or otherwise relate to the merger and to adjourn or postpone the special meeting if necessary or appropriate to solicit additional proxies if there are not sufficient votes properly cast at the time of the meeting to adopt and approve the merger agreement and approve the merger each requires the affirmative vote of holders representing a majority of the votes cast at the special meeting.

Q:	How many votes do we already know will be voted in favor of the merger agreement and the merger?

A:
Certain of our directors and executive officers (who own shares of our common stock), who collectively owned approximately 34.52% of our outstanding common stock as of the date of the voting agreements, have each entered into a voting agreement to vote their shares for adoption and approval of the merger agreement and approval of the merger.

Q:	How does our board of directors recommend that I vote on the proposals?

A:
Our board of directors unanimously recommends that our shareholders vote “FOR” the adoption and approval of the merger agreement and approval of the merger.  You should read “Recommendation of Our Board of Directors; Reasons for the Merger” beginning on page 28 for a discussion of the factors that our board of directors considered in deciding to recommend adoption and approval of the merger agreement and approval of the merger to our shareholders.  Our board of directors unanimously recommends that our shareholders vote “FOR” the approval, on a nonbinding, advisory basis, of the compensation and related agreements and arrangements of our named executive officers that are based upon or otherwise relate to the merger. Our board of directors unanimously recommends that our shareholders vote “FOR” the proposal to adjourn or postpone the special meeting if necessary or appropriate to solicit additional proxies.

Q:	Can I change my vote?

A:
Yes.  You can change your vote before your proxy is voted at the special meeting.  If you are a registered shareholder, you may revoke your proxy by notifying our Secretary in writing, by submitting by mail a new proxy dated after the date of the proxy being revoked or by submitting a later dated proxy by Internet or telephone before 11:59 p.m. central time on               , 2012.  In addition, your proxy may be revoked by attending the special meeting and voting in person (you must vote in person, as simply attending the special meeting will not cause your proxy to be revoked).

Please note that if you hold your shares in “street name” and you have instructed your broker to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the directions received from your broker to change your vote.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:
Yes, but only if you provide instructions to your broker on how to vote.  You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.  Without those instructions, your shares will not be voted.  Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be deemed votes cast in favor of the adoption and approval of the merger agreement and approval of the merger, the proposal to approve the nonbinding, advisory proposal regarding “golden parachute” compensation and the proposal to adjourn the special meeting, if necessary, to solicit additional proxies. With respect to the adoption and approval of the merger agreement and approval of the merger, broker non-votes will have the same effect as voting against adoption and approval of the merger agreement and approval of the merger.

Q:	When is the merger expected to be completed?

A:
We expect the merger to be completed by December 31, 2012.  However, the timing of the completion of the merger is dependent on the adoption and approval of the merger agreement and approval of the merger by our shareholders, among other conditions.

Q:	What function did the executive committee serve with respect to the merger and who are its members?

A:
The principal function of the executive committee with respect to the merger was to consider, evaluate, assess, negotiate and reject or approve and recommend to the full board of directors our strategic alternatives, including the merger proposal submitted by Thoma Bravo.  The executive committee is comprised of three directors, Lawrence Auriana, Philip Coelho and Ira Nordlicht, each of whom is a non-employee director that is not expected to continue as a director or become an employee after the consummation of the merger.

Q:	What do I need to do now?

A:
We urge you to read this proxy statement carefully in its entirety, including its annexes, and to consider how the merger affects you.  If you are a shareholder of record, then you can ensure that your shares are voted at the special meeting by completing, signing and dating the enclosed proxy card and returning it in the envelope provided or you may vote by proxy over the Internet or by telephone by following the instructions on the proxy card.  If you hold your shares in “street name,” you can ensure that your shares are voted at the special meeting by instructing your broker on how to vote, as discussed above.  Unless you give other instructions on your proxy, the persons named as proxy holders on the proxy card will vote for the adoption and approval of the merger agreement and approval of the merger and for adjournment or postponement if necessary or appropriate to solicit additional proxies in favor of the merger in accordance with the recommendation of our board of directors.  For any other matter that properly comes before the meeting, the proxy holders will vote as recommended by our board of directors or, if no recommendation is given, in their own discretion.

Q:	Who will bear the cost of this solicitation?

A:
The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us.  Additional solicitation may be made by telephone, facsimile or other contact by certain of our directors, officers, employees or agents, none of whom will receive additional compensation for their solicitation efforts.  Thoma Bravo, directly or through one or more affiliates or representatives, may, at its own cost, also make additional solicitation by mail, telephone, facsimile or other contact in connection with the merger.

We have engaged Morrow & Co., LLC, 470 West Ave., Stamford, Connecticut 06902, to assist with the solicitation of proxies for the special meeting and to communicate with shareholders regarding the merger agreement and the merger, for an estimated fee of $6,500 plus expenses.

Q:	What does it mean if I get more than one proxy card or vote instruction card?

A:
If your shares are registered differently or are in more than one account, you will receive more than one proxy card or, if you hold your shares in “street name,” more than one vote instruction card.  Please complete and return all of the proxy cards or vote instruction cards you receive to ensure that all of your shares are voted.

Q:	Should I send in my stock certificates now?

A:
No.  Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent or what to do if you hold shares in book-entry form in order to receive the merger consideration.  You should use the letter of transmittal to exchange stock certificates or shares held in book-entry form for the merger consideration to which you are entitled as a result of the merger.  If your shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration.  DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	When can I expect to receive the merger consideration for my shares?

A:
Once the merger is completed, you will be sent a letter of transmittal with instructions informing you how to send in your stock certificates or what to do if you hold shares in book-entry form, in order to receive the merger consideration.  Once you have submitted your properly completed letter of transmittal, Mediware stock certificates and other required documents to the paying agent, the paying agent will send you the merger consideration payable with respect to your shares.  If your shares are held in “street name” by your broker, bank or other nominee, your broker or other nominee will handle the exchange for the merger consideration.

Q:	I do not know where my stock certificate is – how will I get my cash?

A:
The materials the paying agent will send you after completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate.  This will include an affidavit that you will need to sign attesting to the loss of your certificate.  You will also be required to provide a bond to us in order to cover any potential loss.

Q:	What happens if I sell my shares before the special meeting?

A:
The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed.  If you transfer your shares of our common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $22.00 per share in cash, without interest and less applicable withholding taxes, to be received by our shareholders in the merger.  In order to receive $22.00 per share, without interest and less applicable withholding taxes, you must hold your shares through completion of the merger.

Q:	Am I entitled to assert appraisal rights instead of receiving the merger consideration for my shares?

A:
No.  The right to receive payment of the fair value of shares in connection with a merger pursuant to Section 910 of the NYBCL is not available to a shareholder for any class or series of shares that, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote on such merger, were listed on a national securities exchange.

Q:	Who can help answer my other questions?

A:
If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call Morrow & Co., LLC toll free at 800-662-5200 or collect at 203-658-9400.  Alternatively, you may contact Robert C. Weber (i) by writing to Mediware Information Systems, Inc., 11711 West 79th Street, Lenexa, Kansas 66214, Attention:  Robert C. Weber, (ii) by calling 630-218-2702, or (iii) via e-mail to Merger@Mediware.com.  If your broker holds your shares, you may call your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements represent our expectations or beliefs concerning future events, including the timing of the merger and other information relating to the merger.  Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “forecasts,” “should,” “estimates” and similar expressions are intended to identify forward-looking statements.  You should read statements that contain these words carefully.  They discuss our future expectations or state other forward-looking information and may involve known and unknown risks over which we have no control.  Those risks include, without limitation:

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of our common stock;

•
the failure to satisfy of the conditions to the consummation of the merger, including the adoption and approval of the merger agreement and approval of the merger by our shareholders and the receipt of certain governmental and regulatory approvals;

•
the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a termination fee of $5,769,000 to Parent or to reimburse Parent for certain of its costs and expenses up to $2,000,000;

•	the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	risks related to diverting management’s attention from our ongoing business operations;

•	the outcome of any legal proceedings that may be instituted against us related to the merger agreement or the merger;

•	the amount of the costs, fees, expenses and charges related to the merger agreement and merger; and

•
other risks detailed in our filings with the SEC, including the risks described in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2012.  See “Where You Can Find More Information” on page 67.

We believe that the assumptions on which the forward-looking statements in this proxy statement are based are reasonable.  However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations.  In light of significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on such statements.  We undertake no obligation, and expressly disclaim any obligation to, update forward-looking statements in this proxy statement to reflect events or circumstances after the date of this proxy statement or to update reasons why actual results could differ from those anticipated in forward-looking statements in this proxy statement.  All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.  Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this document.  Except as required by applicable law or regulation, we do not undertake to update these forward-looking statements to reflect future events or circumstances.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by our board of directors for use at the special meeting of our shareholders to be held on      , 2012, beginning at      , a.m. central time, at , or at any postponement or adjournment thereof.  The purpose of the special meeting is for our shareholders to consider and vote upon the adoption and approval of the merger agreement and approval of the merger; to approve, on a nonbinding, advisory basis, the compensation and related agreements and arrangements our named executive officers that are based upon or otherwise relate to the merger; to approve the adjournment or postponement of the special meeting if necessary or appropriate to solicit additional proxies if there are insufficient votes properly cast at the time of the meeting to adopt and approve the merger agreement and approve the merger; and to transact such other business that may properly come before the special meeting or any adjournment or postponement thereof.  Our shareholders must adopt and approve the merger agreement and approve the merger for the merger to occur.  If our shareholders do not adopt and approve the merger agreement and approve the merger, the merger will not occur.  A copy of the merger agreement is attached to this proxy statement as Annex A.  This proxy statement and the enclosed form of proxy are first being mailed to our shareholders on or about      , 2012.

Record Date and Quorum

The holders of record of our common stock as of the close of business on      , 2012, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting.  On the record date, there were shares of our common stock outstanding.  Each share of our common stock is entitled to one vote on each matter to be voted on at the special meeting.

The holders of a majority of the outstanding shares of our common stock at the close of business on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting.  A quorum is necessary to hold the special meeting.  Once a share is represented at the special meeting, it will be counted for the purpose of determining whether a quorum is present at the special meeting and any postponement or adjournment of the special meeting.  Each outstanding share of our common stock is entitled to one vote.  However, if a new record date is set for the adjourned or postponed special meeting, then a new quorum must be established.

Required Vote

The merger cannot be completed unless the holders of a majority of the outstanding shares of our common stock entitled to vote at the close of business on the record date for the special meeting vote for the adoption and approval of the merger agreement and approval of the merger.  Each outstanding share of our common stock is entitled to one vote.  Certain of our directors and executive officers, who collectively owned approximately 34.52% of our outstanding common stock as of the date of the voting agreements, have each entered into a voting agreement obligating them to vote all of their shares of our common stock “FOR” the adoption and approval of the merger agreement and approval of the merger.

Approval of the nonbinding, advisory proposal to approve the compensation and related agreements and arrangements of our named executive officers that are based upon or otherwise relate to the merger requires the affirmative vote of a majority of the votes cast at the special meeting by holders of our common stock.  Each outstanding share of our common stock is entitled to one vote.  However, this vote is advisory and therefore not binding us or our Parent, or the board of directors or compensation committee of us or Parent.

Approval of the proposal to adjourn or postpone the special meeting if necessary or appropriate to solicit additional proxies requires the affirmative vote of holders representing a majority of the votes cast at the special meeting.  Each outstanding share of our common stock is entitled to one vote.

Proxies; Revocation

If you are a shareholder of record and submit a proxy by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card or you may vote by proxy over the Internet or by telephone by following the instructions on the proxy card.  If no instructions are indicated on your proxy card or when you vote over the Internet or by telephone, your shares of our common stock will be voted “FOR” the adoption and approval of the merger agreement and approval of the merger, “FOR” the approval of the compensation and related agreements and arrangements of our named executive officers that are based upon or otherwise relate to the merger and “FOR” any adjournment or postponement of the special meeting if necessary or appropriate to solicit additional proxies.

The persons named as proxies may propose and vote for one or more postponements or adjournments of the special meeting to solicit additional proxies.

If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker.  If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and they can give you directions on how to vote your shares.  Under the rules of The Nasdaq Stock Market, brokers who hold shares in “street name” for customers may not exercise voting discretion with respect to the approval of non-routine matters such as the adoption and approval of the merger agreement and approval of the merger.  Therefore, absent specific instructions from the beneficial owner of the shares, brokers are not empowered to vote the shares with respect to the adoption and approval of the merger agreement and approval of the merger (i.e., “broker non-votes”).  Shares of our common stock held by persons attending the special meeting but not voting, or shares for which we have received proxies that abstain from voting, will be considered abstentions.  Abstentions and properly executed broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists but will have the same effect as a vote “AGAINST” the adoption and approval of the merger agreement and approval of the merger. Abstentions and broker non-votes will have no effect with respect to the approval, on a nonbinding, advisory basis, of the compensation agreements and other arrangements of our named executive officers that are based upon or otherwise relate to the merger and the adjournment or postponement proposal.

You may revoke your proxy before the vote is taken at the special meeting.  To revoke your proxy, you must (i) advise our Secretary of the revocation in writing, which must be received by our Secretary before the time of the special meeting; (ii) submit by mail a new proxy card dated after the date of the proxy you wish to revoke, which we must receive before the time of the special meeting; (iii) submit a later dated proxy by Internet or telephone before 11:59 p.m. central time on                  , 2012; or (iv) attend the special meeting and vote your shares in person.  Attendance at the special meeting will not by itself constitute revocation of a proxy.

Please note that if you hold your shares in “street name” and you have instructed your broker to vote your shares, the options for revoking your proxy described in the paragraph above do not apply and instead you must follow the directions provided by your broker to change your vote.

We do not expect that any matter other than the adoption and approval of the merger agreement and approval of the merger, approval, on a nonbinding, advisory basis, of the compensation agreements and other arrangements of our named executive officers that are based upon or otherwise relate to the merger and approval of the adjournment or postponement of the special meeting if necessary or appropriate to solicit additional proxies will be brought before the special meeting.  The persons appointed as proxies will have discretionary authority to vote upon other business unknown by us a reasonable time prior to the solicitation of proxies, if any, that properly comes before the special meeting and any adjournments or postponements of the special meeting.

Adjournments and Postponements

Although it is not expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies.  Any adjournment may be made without notice (if the adjournment is not for more than 30 days or, if there are multiple adjournments, 120 total days from the date fixed for the original meeting), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting.  Whether or not a quorum exists, the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote at the meeting may adjourn the special meeting.  If no instructions are indicated on your proxy card or your proxy submitted by Internet or telephone, your shares of our common stock will be voted “FOR” any adjournment or postponement of the special meeting if necessary or appropriate to solicit additional proxies.  Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

We will pay the cost of this proxy solicitation.  In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies personally and by telephone, facsimile or other electronic means of communication.  These persons will not receive additional or special compensation for such solicitation services.  Thoma Bravo, directly or through one or more affiliates or representatives, may, at its own cost, also make additional solicitation by mail, telephone, facsimile or other contact in connection with the merger.

We have engaged Morrow & Co., LLC, 470 West Ave. Stamford, Connecticut 06902, to assist with the solicitation of proxies for the special meeting and to communicate with shareholders regarding the merger agreement and the merger, for an estimated fee of $6,500 plus expenses.

We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

PARTIES TO THE MERGER

Mediware Information Systems, Inc.

Mediware Information Systems, Inc., a New York corporation, is a leading provider of software solutions targeting specific processes within healthcare institutions. Core Mediware solutions include blood management technologies for hospitals and blood centers; cell therapy solutions for cord blood banks, cancer treatment centers and research facilities; medication management solutions for hospitals, behavioral health facilities, infusion and specialty pharmacy providers; and business intelligence-based performance management solutions for clinical, regulatory and financial aspects of the broader healthcare market.  Mediware also provides software installation and maintenance services and billing and collection services to the home infusion and home/durable medical equipment markets.

Our principal executive offices are located at 11711 West 79th Street, Lenexa, Kansas 66214, and our telephone number is (913) 307-1000.

Project Ruby Parent Corp.

Project Ruby Parent Corp., which we refer to as Parent, is a Delaware corporation that was formed in anticipation of the merger by an investment fund affiliated with Thoma Bravo.  Thoma Bravo is a private equity firm that invests across multiple industries, with a particular focus on enterprise and infrastructure software, education, distribution, financial services and consumer goods and services.  Upon completion of the merger, we will be a wholly-owned subsidiary of Parent.  Parent currently has minimal assets and no operations.

Parent’s principal executive offices are located at 600 Montgomery Street, 32nd floor, San Francisco, CA 94111, and its telephone number is (415) 263-3660.

Project Ruby Merger Corp.

Project Ruby Merger Corp., which we refer to as Merger Sub, is a New York corporation formed by Parent in anticipation of the merger.  Merger Sub is a wholly-owned subsidiary of Parent.  Subject to the terms and conditions of the merger agreement and in accordance with New York law, at the effective time of the merger, Merger Sub will merge with and into Mediware and Mediware will continue as the surviving corporation.  Merger Sub currently has minimal assets and no operations.

Merger Sub’s principal executive offices are located at 600 Montgomery Street, 32nd floor, San Francisco, CA 94111, and its telephone number is (415) 263-3660.

PROPOSAL ONE

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A.  You should read the entire merger agreement carefully as it is the legal document that governs the merger.

The merger agreement provides that Merger Sub will merge with and into Mediware.  Mediware will be the surviving corporation in the merger and will continue to do business following the merger.  As a result of the merger, Mediware will cease to be a publicly traded company.  You will not own any shares of the capital stock of the surviving corporation.

Merger Consideration

In the merger, each outstanding share of common stock (other than shares held in our treasury and shares owned by our wholly-owned subsidiaries, Parent, Merger Sub or any subsidiary of Parent) will be converted into the right to receive the per share merger consideration, less any applicable withholding taxes.  The per share merger consideration is $22.00.  The total merger consideration, including payments in respect of employee options and other equity interests, will be approximately $194,000,000.

Vote Required and Board Recommendation

The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting is required to adopt and approve the merger agreement and approve the merger.  A failure to vote your shares of our common stock or an abstention will have the same effect as voting against the adoption and approval of the merger agreement and approval of the merger.  Certain of our directors and executive officers have entered into voting agreements obligating them to vote their shares of our common stock, which represented approximately 34.52% of our outstanding common stock as of the date of the voting agreements, for adoption and approval of the merger agreement and approval of the merger. The form of voting agreement is attached to this proxy statement as Annex C.

The board of directors recommends that you vote “FOR” the proposal to adopt and approve the merger agreement and approve the merger.

In considering the recommendation of the board of directors with respect to the proposal to adopt and approve the merger agreement and approve the merger, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the shareholders of Mediware. See the section entitled “Interests of Our Directors and Executive Officers in the Merger” beginning on page 40.

Background of the Merger

Our board of directors and senior management regularly review our business plans and strategic opportunities. As part of this review, factors they have considered include Mediware’s competitive market position; growth and revenue potential; and the viability of potential strategic alternatives, such as acquisitions, special dividends, expansion of product offerings and potential merger or sale. The below description does not reflect all of those discussions, but is focused on those events that ultimately led Mediware to enter into the merger agreement.

On July 2, 2010, the executive committee of our board of directors determined that Mr. Nordlicht would be the primary point of contact with respect to the contemplated renewal of our engagement with William Blair.

On July 7, 2010, Mediware renewed its engagement with William Blair to potentially render certain investment banking services in connection with a possible business combination of Mediware with another company, or a recapitalization of Mediware or similar restructuring in which owners of Mediware’s common stock would no longer own a majority of Mediware. While Mediware had originally engaged William Blair in 2007 for similar purposes, Mediware’s board of directors elected to focus on operating and growing the company, and accordingly did not pursue any such transactions in connection with the original engagement.

On July 28, 2010, Mediware publicly announced that its management would be working with William Blair to explore a variety of strategic alternatives to enhance shareholder value.  In addition, as part of the announcement, Mediware stated that while it routinely performs internal strategic assessments, it had not set a definitive timetable for completion of the evaluation, and that there could be no assurance that the evaluation would lead to any change in operating plans or result in the pursuit of any specific alternative. From time to time after that announcement, William Blair and Mediware were occasionally approached by potential buyers who expressed interest in purchasing Mediware. Senior management of Mediware conducted conference calls in October 2010 with six of such parties who had each executed a confidentiality agreement, of which one was Thoma Bravo.   Following those calls, four of those parties submitted indications of interest ranging from $11.58 to $14.25 per share.  In October 2010, the closing sales price of Mediware’s common stock varied between $10.15 and $10.80, inclusive.  Because these expressions of interest valued Mediware lower than Mediware’s executive committee thought appropriate and the interested parties were unwilling to pay the premium that the executive committee thought was warranted, the executive committee of the board of directors did not actively pursue those potential buyers.  Instead, the executive committee determined that it was appropriate to continue to operate Mediware in the ordinary course and to concentrate on continuing to improve the business and making strategic acquisitions.

At a December 2, 2010 meeting of the board of directors, with Mr. Robert Weber, Mediware’s chief legal officer,  Mr. John Damgaard, Mediware’s then chief operating officer, and Mr. Michael Martens, Mediware’s then chief financial officer, also in attendance, the board of directors reappointed the existing executive committee of the board for another year, and determined that it should have the continued delegation of all authority of the board of directors not specifically reserved to the full board by statute or Mediware’s organizational documents. The executive committee, as so continued, was composed of Messrs. Auriana, Coelho and Nordlicht. On the same day, the executive committee reiterated its determination that Mediware should continue to operate in the ordinary course and concentrate on ongoing activities and defer any further transaction activities until 2011, and informed representatives of William Blair of such determination in the following days. Mr. Nordlicht and representatives of William Blair continued discussions regarding unsolicited potential buyers from time to time.

At a January 27, 2011 meeting of the executive committee, with Mr. Thomas Kelly Mann, Mediware’s chief executive officer and president, also in attendance, the executive committee decided the proper course of action was to complete the scheduled acquisition of a business in the alternate care market, and then to accelerate preparation of the fiscal year 2012 budget to better assess Mediware’s potential for ongoing growth. The executive committee also decided to defer further activities relating to a potential transaction until after this assessment was completed.

Through February and March 2011, Mr. Nordlicht and other representatives of Mediware had numerous discussions with representatives of William Blair to discuss additional unsolicited inquiries from financial and strategic buyers, including Thoma Bravo. However, as a result of the ongoing achievements of the business including the completion of Mediware’s April 2011 acquisition of the home/durable medical equipment, home health, home infusion and billings and collections businesses from CareCentric National LLC, the executive committee determined that Mediware would again defer pursuing a potential sale of Mediware.

In September 2011, Thoma Bravo again expressed unsolicited interest in acquiring Mediware to representatives of William Blair and management of Mediware. On September 29, 2011, Thoma Bravo submitted a written indication of interest to acquire Mediware for $14.50 to $15.00 per share. The closing price of Mediware’s common stock on September 29, 2011 was $11.49 per share.  On October 6, 2011, Mr. Nordlicht and a representative of William Blair had a telephonic conversation with a representative of Thoma Bravo regarding Thoma Bravo’s indication of interest, with Mr. Nordlicht informing Thoma Bravo that Mediware would continue to focus on building Mediware organically and through acquisitions, but might re-engage in a sale process in the future.

At an October 27, 2011 meeting of the executive committee, with Mr. Mann also in attendance, Mr. Nordlicht provided an update regarding his latest conversations with representatives of William Blair.  He also informed the executive committee about Thoma Bravo and its expressed preliminary interest in Mediware. At that time, the executive committee decided to complete its acquisition of a stem cell company and possibly an oncology company and update its three-year projections as well as other information about Mediware in order to better present Mediware’s prospects going forward.

At a December 1, 2011 meeting of the board of directors, with Messrs. Weber, Damgaard and Martens also in attendance, the board of directors continued the existing executive committee of the board for another year, and determined that it should have the continued delegation of all authority of the board of directors not specifically reserved to the full board by statute or Mediware’s organizational documents. The executive committee, as so continued, remained composed of Messrs. Auriana, Coelho and Nordlicht.

On January 17, 2012, Mr. Mann met with the chief executive officer of a potential strategic acquirer of Mediware, which we refer to as SB1, who had previously expressed preliminary interest in potentially purchasing Mediware to both representatives of William Blair and Mediware. After the meeting, Mr. Mann spoke with Mr. Nordlicht and then with Mr. Nordlicht and representatives of William Blair regarding such company’s interest as well as the continuing interest by Thoma Bravo.  Messrs. Nordlicht and Mann also had further discussions with representatives of William Blair to determine whether there would be potential acquirers that would be willing to purchase Mediware at a meaningful premium over the current market price.

At a February 1, 2012 meeting of the executive committee, with Mr. Mann also in attendance, Mr. Mann reported on the January 17, 2012 meeting with the potential strategic acquirer, and subsequent discussion with representatives of William Blair. The executive committee agreed to continue updating Mediware’s projections to include recent results and acquisitions, and it was decided that a meeting with representatives of William Blair would be scheduled to continue discussions on strategic alternatives. In the following days, Messrs. Nordlicht and Mann updated Mediware’s projections and analyzed and organized its product line financial information to, among other things, provide current information to William Blair.

At a February 13-14, 2012 meeting of the executive committee, with Mr. Mann also in attendance, the executive committee discussed the fact that Mr. Mann with Mr. Nordlicht had been updating Mediware’s projections through fiscal year 2015 in light of acquisitions and recent department of defense contracts.  The purpose of this exercise was to provide an updated strategic focus and initiate a discussion on the best allocation of Mediware’s resources.  The meeting adjourned to permit modification of the projections and related analyses.  It resumed the following day to review the modifications.  Additional suggestions were made and implemented with the final product to be shared with William Blair at a meeting scheduled to be held later in the week on February 16, 2012.

Also, at a February 14, 2012 meeting of the executive committee, with Mr. Mann also in attendance, the executive committee discussed the fact that Mediware had been approached by a number of parties that had expressed an interest in acquiring Mediware over the preceding few months.   The executive committee also discussed possible strategic alternatives, which included going through a sales process with the assistance of William Blair. The executive committee determined that it would develop, with William Blair’s assistance, certain publicly available and non-public information regarding Mediware to provide to potential acquirers, if Mediware decided to move forward with such a process. It was affirmed that Mr. Nordlicht would be the primary contact for representatives of William Blair, and that Mr. Nordlicht would help develop the process strategy with input from senior management, representatives of William Blair and the executive committee.

In the following weeks, Mr. Nordlicht had numerous conversations with representatives of William Blair, senior management and other members of the executive committee regarding a possible sales process and to finalize Mediware’s updated projections for fiscal year 2013.

At a March 22, 2012 meeting of the executive committee, with representatives of William Blair also in attendance, the executive committee discussed the ongoing efforts to develop informational materials that could be used if Mediware began a sale process. That same information could also be used by the board of directors and senior management to help Mediware’s strategic planning. The representatives of William Blair then described the content of the likely informational materials to be utilized in such a process, presented how a sale process would work, discussed a list of potential acquirers, and reviewed certain valuation metrics potentially relevant to Mediware in a sale context. The committee then further discussed a potential sale of Mediware, determining that it would be appropriate to continue moving forward with William Blair to determine whether a third party would be interested in purchasing Mediware at a price of no less than $20.00 per share, with a higher amount believed to represent current estimated value.  It was determined that Mr. Nordlicht would continue to be the primary contact for representatives of William Blair and Mr. Mann in connection with this process.

Over the next several weeks, the executive committee and Mr. Mann, with input from representatives of William Blair where appropriate, refined and finalized the informational materials for potential purchasers of Mediware, which included fiscal year 2013 estimates and further financial projections.  On or about March 26, 2012, representatives of William Blair discussed potential acquirers with the executive committee.

At an April 3, 2012 meeting of the executive committee, with Mr. Mann also in attendance, the executive committee discussed how many and which potential acquirers should be contacted by representatives of William Blair about a potential opportunity to review confidential information about Mediware. There was significant discussion about the business risks of providing confidential information to too many potential acquirers, as well as the countervailing risks of not providing information to enough potential acquirers. The executive committee focused on how to get the best price from the sale of Mediware while limiting harm to the business in the event a sale was not completed. The executive committee then determined that six strategic buyers and eleven financial buyers, including Thoma Bravo, would be contacted by representatives of William Blair.

At an April 26, 2012 meeting of the executive committee, the committee discussed the efforts that were being undertaken by representatives of William Blair as well as adding another company to the list of potential acquirers. Representatives of William Blair were subsequently contacted by Mr. Nordlicht and instructed to include one additional potential strategic acquirer in the sale process.

In the ensuing week, representatives of William Blair contacted all the previously authorized potential acquirers as directed. In addition, a financial buyer not previously contacted, referred to as FB1, contacted representatives of William Blair and expressed interest in purchasing Mediware. Representatives of William Blair contacted Mr. Nordlicht regarding such expression of interest by FB1.

At a May 3, 2012 meeting of the executive committee, with Mr. Mann also in attendance, the executive committee reviewed the activities of representatives of William Blair, with Mr. Nordlicht reporting that all the potential acquirers previously agreed upon had been contacted. At that time, three potential acquirers had already declined to move forward in the process and seven had signed confidentiality agreements (and others were in negotiation). The executive committee further discussed the addition of FB1 as a potential acquirer in the process, and agreed to the addition. Mr. Nordlicht later informed representatives of William Blair of the committee’s decision, and representatives of William Blair contacted FB1 as directed.

Over the next two weeks, representatives of William Blair sent informational materials to 13 parties that signed confidentiality agreements.  Of those parties, seven indicated they would have interest in a potential acquisition of Mediware at a premium above Mediware’s then-current stock price. Mediware’s senior management conducted telephonic/on-line presentations to those seven parties in late May and early June 2012.  Representatives of William Blair also sent each of these parties a letter outlining the instructions for the submission of a written indication of interest for an acquisition of Mediware by a due date of June 13, 2012.

During this time, members of the executive committee and company management continued to discuss the potential acquirers and the process. Representatives of William Blair conveyed to Mr. Nordlicht some of the feedback they had received from potential acquirers, including the types of questions being asked, requests for supplemental information, and that sending a limited amount of additional information to the potential acquirers would be effective in maximizing value for Mediware. Mr. Nordlicht relayed to the executive committee the feedback and the assessment of the level of interest of the various parties by the representatives of William Blair.

At a May 31, 2012 meeting, with Mr. Mann also in attendance, the executive committee discussed the activities of representatives of William Blair, discussed the letter William Blair would use to solicit indications of interest and determined that Mediware would provide additional information to interested parties.

At a June 5, 2012 meeting of the executive committee, with Mr. Mann also in attendance, the executive committee discussed William Blair’s activities, determining that it would study and evaluate the indications of interest from potential acquirers and if none were adequate, the executive committee would terminate the process. However, the executive committee determined that if one or more indications of interest were adequate, it would determine, with approval of the entire board of directors, to proceed with the transaction process. Subsequently, Mediware provided additional revenue information regarding the company to representatives of William Blair to share with the potential acquirers.

On June 13, 2012, Mediware received two written indications of interest from financial buyers, one for a range of $20.00 to $21.00 per share and one for $20.00 per share. These financial buyers were Thoma Bravo and a buyer we refer to as FB2.  Over the next few days, Mr. Nordlicht and representatives of William Blair discussed, studied and evaluated the bids from Thoma Bravo and FB2.

At a June 20, 2012 meeting of the executive committee, with Mr. Mann in attendance and participation from representatives of William Blair, the William Blair representatives discussed with the executive committee Mediware’s stock price performance, a summary of the process, a review of the potential acquirers contacted and the status of each, a summary of the indications of interest, summary valuation metrics, feedback from declining parties and potential next steps. Thoma Bravo and FB2 were determined to be highly credible, knowledgeable about Mediware and the market and had previously expressed interest in Mediware. Further, representatives of William Blair confirmed that both Thoma Bravo and FB2 were eager to proceed to the next step in the process. There was additional discussion regarding other parties who had not provided written expressions of interest but might still be interested. The executive committee concluded that with two credible indications of interest and the possibility of additional acquirers, it was appropriate to inform and involve the full board of directors.

At a June 22, 2012 meeting of the board of directors, with Mr. Weber and Mr. Watkins and representatives of Herrick Feinstein LLP, counsel to Mediware, also in attendance, the executive committee recommended that the board of directors begin a more formal process to consider the sale of Mediware. Mr. Weber reminded the board of directors of its fiduciary duties and Messrs. Irwin A. Kishner and Stephen E. Fox of Herrick, Feinstein LLP presented an overview of the fiduciary duties of the board of directors when considering the sale of a company, and provided a summary of the sale process and considerations the board of directors would need to consider as a result of the process. Also at the meeting, Mr. Nordlicht reported that Mediware had received indications of interest from two potential acquirers, Thoma Bravo and FB2, one for a range of $20.00 to $21.00 per share and one for $20.00 per share. Mr. Nordlicht also explained that up to three other acquirers previously contacted might submit a written indication of interest. The executive committee recommended that the board of directors should commence a more formal process with interested parties with respect to the possible sale of Mediware. The board of directors determined to proceed as recommended by the executive committee, and Mr. Nordlicht subsequently informed representatives of William Blair that they should proceed with interested parties on Mediware’s behalf.

In the ensuing weeks, Thoma Bravo and FB2 performed extensive due diligence on Mediware and had numerous discussions with senior management of Mediware and its representatives, including representatives of William Blair. Representatives of both companies made numerous due diligence requests, and Mediware provided access to a virtual data room containing due diligence materials. Senior management and other Mediware representatives participated in due diligence calls and meetings on an ongoing basis with representatives of Thoma Bravo and FB2.

At a July 18, 2012 meeting of the executive committee, with Mr. Mann also in attendance, the executive committee reviewed the activities of William Blair and noted that extensive diligence was being performed by Thoma Bravo and FB2. The executive committee continued to emphasize the need to run Mediware as if this process was not occurring and to maintain the strictest confidentiality.  It also discussed the implications of a “go-shop” provision that would permit Mediware to actively solicit competing acquisition proposals and a termination fee in any merger agreement entered into with a buyer.

At a July 19, 2012 meeting of the board of directors, with Mr. Weber and Mr. Robert Watkins, Mediware’s chief financial officer, also in attendance, Mr. Weber described the key terms and conditions in the proposed merger agreement, and Mr. Nordlicht described the process and bids received to that point.  Mr. Nordlicht explained that Thoma Bravo and FB2 were actively participating in due diligence and the existence of three other potential acquirers that had not removed themselves from the process, but had indicated that they were not able to move forward at that time.  The board of directors approved the form of merger agreement to be provided to the acquirers and determined to continue moving forward with the transaction process.

On July 20, 2012, Mediware posted an initial draft of a merger agreement in the virtual data room, for potential acquirers to review as part of their due diligence and consideration.  Mediware also posted to the virtual data room updates to its projections to reflect the completion of its budgeting process for fiscal 2013 and its expected acquisition of assets of Strategic Healthcare Group, LLC.

In late July 2012, representatives of William Blair sent Thoma Bravo and FB2 a letter outlining the instructions for submitting detailed proposals for an acquisition of Mediware by a due date of August 16, 2012.  Thoma Bravo and FB2 continued their diligence evaluation of Mediware.

On August 15, 2012, SB1, which had previously declined to move forward with the transaction process, contacted representatives of William Blair to express its significant interest in acquiring Mediware and re-joining the process.  In the following days, SB1 signed a confidentiality agreement with Mediware, and representatives of William Blair sent selected diligence materials to SB1. An in-person diligence meeting between SB1 and senior management of Mediware occurred on August 22, 2012.

On August 16, 2012, Thoma Bravo submitted a non-binding proposal to purchase Mediware in an all-cash transaction for $19.00 per share, along with a debt commitment letter, an equity commitment letter, initial comments to the proposed merger agreement, and a proposed limited guaranty from Thoma Bravo Fund X, L.P., an affiliate of Thoma Bravo, which was subsequently forwarded to the executive committee. The comments to the merger agreement reflected significant differences on critical terms of the merger agreement, including with respect to the scope of representations and warranties, the removal of the “go-shop” provision that had been part of the original draft, the size of the fee that Mediware must pay in the event of certain terminations, limitations on Mediware’s ability to consider superior proposals, no equity commitment for 100% of the purchase price, and the requirements for certain shareholders to enter into voting agreements, among other issues. FB2 declined to submit a proposal to acquire Mediware.

At an August 17, 2012 meeting of the executive committee, with Mr. Mann in attendance and participation from representatives of William Blair, the executive committee was informed by representatives of William Blair that SB1 had signed a confidentiality agreement and was scheduled to meet with management. Representatives of William Blair further discussed the Thoma Bravo proposal, noting that Thoma Bravo had completed almost all of its diligence, had received committed financing from lenders and that this was a credible proposal, although at $19.00 per share, was lower than Thoma Bravo’s original indication of interest of between $20.00 and $21.00. The executive committee determined that the proposal was insufficient, and determined to further explore SB1’s interest in a transaction as well as review other approaches to maximizing shareholder value.

In the following days the executive committee performed further financial analyses regarding the valuation of Mediware, and Mr. Nordlicht and Mediware management met with Herrick, Feinstein LLP to discuss and understand the legal implications of all of the terms and conditions of the Thoma Bravo proposal as represented by the draft agreements that had accompanied the proposal.

At an August 20, 2012 meeting of the executive committee, with Mr. Mann also in attendance, the executive committee concluded that Mediware was worth more than $19.00 per share. Mr. Nordlicht then reviewed the major points of Thoma Bravo’s proposal, including financing contingencies, termination fees, the board of director’s proposed ability to respond to third-party proposals that may result in a superior proposal, representations and warranties, indemnification, voting agreements, and a “drop-dead” date of December 31, 2012, all of which were then discussed by the executive committee. The executive committee determined to communicate a counterproposal to Thoma Bravo with, among other things, a share price of $25.00 per share, a termination fee of 3%, a go-shop period of 10 days, an equity commitment related to 100% of the purchase price, and representations and warranties that could be negotiated in a fashion that promoted certainty of closing. Mr. Nordlicht promptly communicated such terms to representatives of William Blair, as well as Mediware’s continued interest in pursuing a potential transaction with SB1. Representatives of William Blair communicated such terms to Thoma Bravo.

On August 22, 2012, members of the senior management team of SB1, including its chief executive officer, met with Mediware management to discuss a potential transaction. Also, during the evening of August 22, 2012, Thoma Bravo submitted a revised bid to purchase Mediware for $21.00 per share that included a 3% break-up fee. Thoma Bravo also submitted an equity commitment letter from Thoma Bravo Fund X, L.P. for the entire purchase price. Representatives of William Blair sent the revised bid to members of the executive committee early in the morning on August 23, 2012.

On August 24, 2012, SB1 had further conversations with representatives of William Blair, informing them that it was not prepared to provide a proposal at a specific price at that point, that it was more interested in certain elements of Mediware’s businesses, and that it likely valued Mediware below $20.00 per share, although it would like to continue to participate in the process.

At an August 24, 2012 meeting of the executive committee, with Mr. Mann in attendance and participation from representatives of William Blair, the parties discussed the conversations with SB1 and the revised bid from Thoma Bravo.  A review of the revised Thoma Bravo terms included a share price of $21.00 per share, a termination fee equal to 3% of the merger consideration, a “fiduciary out” provision allowing the board of directors to entertain superior proposals from other potential buyers, but not allowing Mediware to actively solicit a superior proposal, the elimination of any financing contingency, and a voting agreement with “fiduciary out” provisions so that it in no way would interfere with any fiduciary duties of the directors. Representatives of William Blair discussed, among other things, the premium to the closing share price, the premium to the last five year's high stock price, the premium over enterprise value, and the premium to the last five year's high enterprise value, in each case at that time. The executive committee believed that this offer did not necessarily represent adequate value for Mediware and its shareholders. The executive committee and Mr. Mann agreed to directly contact SB1 to follow up on its prior conversation with representatives of William Blair. The executive committee also discussed valuation and that $22.00 per share, which also represented a substantial premium over current and historical market prices, should be seriously considered given various uncertainties and the potential for a tax law change at the end of 2012.

At an August 26, 2012 meeting of the executive committee, the executive committee discussed its further analysis of the financial information of Mediware, as well as financial information of certain selected public companies, and the results of Mr. Nordlicht’s multiple conversations with representatives of William Blair. The executive committee determined that, based on its analyses to date and various discussions with Mediware’s advisors, including William Blair and legal counsel, a revised bid of $22.00 per share (accompanied by certain terms and conditions) would maximize shareholder value. The executive committee considered the substantial premium over current and historical market prices, the substantial premium over the enterprise value of Mediware, the elimination of a financing contingency, the size of the termination fee and a reverse termination fee, and the likelihood of completing the transaction as a general matter and prior to the end of 2012. Later that day, Mr. Nordlicht contacted representatives of William Blair to convey the determination to convey a counteroffer to Thoma Bravo of $22.00 per share with certain terms and conditions, which were subsequently relayed to Thoma Bravo.

At an August 27, 2012 meeting of the executive committee, with Mr. Mann also in attendance, the executive committee discussed the conversations Mr. Nordlicht had with representatives of William Blair, as well as the August 24, 2012 discussion that representatives of William Blair had with the chief executive officer of SB1. The executive committee reviewed Thoma Bravo’s latest offer of $21.00 per share, still believing it did not reflect full value for Mediware or its shareholders. The executive committee determined to reaffirm to Thoma Bravo that at $22.00 per share and subject to negotiating definitive transaction documents, the executive committee would recommend the transaction to the board of directors.

On August 27, 2012, Mr. Nordlicht spoke with representatives of Thoma Bravo, indicating that the executive committee would be prepared to recommend for approval to the board of directors an offer of $22.00 per share, subject to a mutually agreeable definitive merger agreement and, if no agreement is reached, Mediware would continue to run its business as an independent entity and continue to review other approaches to maximizing shareholder value.

On August 27, 2012, representatives of William Blair informed Mr. Nordlicht that Thoma Bravo had requested a conference call with Mediware management to further discuss certain diligence topics.

On August 27, 2012, Mr. Auriana spoke with the chief executive officer of SB1, who reiterated to Mr. Auriana that it was not prepared to provide a proposal at a specific price per share at that point, that it was more interested in certain elements of Mediware’s businesses, and that it likely valued the company below $20.00 per share.

On August 28, 2012, Messrs. Mann, Watkins and Weber spoke with representatives of Thoma Bravo, providing information concerning certain diligence matters.

On August 29, 2012, SB1’s chief executive officer reiterated that it was not prepared to provide a proposal at a specific price per share at that point, that it was more interested in certain elements of Mediware’s businesses, and that it likely valued the company below $20.00 per share.  The executive committee determined to call off discussions with SB1.

On August 29, 2012, representatives of William Blair updated Mr. Nordlicht about the conversation between Mr. Mann and Thoma Bravo and that some follow-up diligence information was requested by Thoma Bravo and provided to them.

On August 29, 2012, representatives of Thoma Bravo spoke with representatives of William Blair and indicated Thoma Bravo would be prepared to make an offer at $22.00 per share if the exclusivity period could be extended from the previously proposed seven days to 17 days. Representatives of William Blair then related this proposal to Mr. Nordlicht.  Mr. Nordlicht conferred with Mr. Auriana and they both considered the proposal likely acceptable.  Mr. Nordlicht informed representatives of William Blair that it was likely acceptable, subject to reviewing the full proposal in writing.  Later that evening, Mr. Nordlicht received a revised bid from Thoma Bravo reflecting a per share price of $22.00 and an exclusivity period through September 17, 2012. The revised bid was forwarded to Herrick, Feinstein LLP, the executive committee, and Messrs. Mann and Weber for review that evening.

At an August 30, 2012 meeting of the executive committee, with Mr. Mann also in attendance, the executive committee discussed the events of the prior few days, and the terms of the revised bid were reviewed. Among the factors reviewed and considered were the substantial premium over current and historical market prices, the substantial premium over the enterprise value of Mediware, the elimination of a financing contingency, the 3% termination fee, and the likelihood of completion of the transaction as a general matter and prior to the end of 2012. The executive committee then decided to recommend to the board of directors that Mediware enter into exclusivity with Thoma Bravo.

At an August 30, 2012 meeting of the board of directors, with Mr. Weber and Mr. Watkins also in attendance, the executive committee recommended to the full board, and the full board of directors approved, entering into exclusivity with Thoma Bravo to sell Mediware for $22.00 per share and subject to certain previously agreed terms, and to negotiate exclusively with Thoma Bravo for a period of 17 days.  The closing price of our common stock on August 30, 2012 was $14.60 per share.

Between August 30, 2012 and September 11, 2012, Thoma Bravo completed its due diligence and the parties exchanged multiple drafts of the proposed merger agreement and related documents and negotiated and finalized their terms. During this process the executive committee received updates and provided guidance on the issues under discussion, including the amount of the reverse termination fee and other deal protection provisions, the proposed voting agreement to be executed by the directors and certain of the executive officers, Sponsor guaranties and commitments, and conditions to close, among other issues. Starting approximately 3:30 p.m., eastern time, on September 11, 2012, Mr. Nordlicht had a telephonic discussion with a representative of Thoma Bravo to negotiate final open terms, specifically the size of the reverse termination fee and certain thresholds for determining whether the board of directors of Mediware could evaluate a superior proposal by a third party after execution of definitive agreements.  Agreement was then reached on the open terms before 5:00 p.m. eastern time.

At a September 11, 2012 meeting of the board of directors held at 5:00 p.m. eastern time, with Mr. Weber and Mr. Watkins and representatives of William Blair and Herrick, Feinstein LLP also in attendance, Mr. Nordlicht reviewed and described what had occurred and the board of directors discussed the proposed merger and reviewed the sale process. Representatives of William Blair  reviewed their financial analysis of the merger consideration to be received pursuant to the merger agreement and delivered its opinion, as of that date and based on and subject to the assumptions, qualifications, limitations and other matters described in the opinion, as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of our common stock (other than our wholly-owned subsidiaries, Parent, Merger Sub, or any subsidiary of Parent) to such holders. The full text of the written opinion is attached to this proxy as Annex B. Herrick, Feinstein LLP then provided the board of directors with an overview of their fiduciary duties related to the merger, reminding the board of Herrick’s presentation to that effect on June 22, 2012, and summarized the terms of the merger agreement and related agreements that had been negotiated with Thoma Bravo. After discussion, the board of directors voted unanimously to approve the merger agreement and the merger with Thoma Bravo and to recommend that our shareholders vote to adopt and approve the merger agreement and approve the merger.

Following the board meeting, Mediware and Parent and Merger Sub entered into the merger agreement and our directors and certain of our executive officers signed the voting agreements and, on September 12, 2012, Mediware issued a press release announcing the execution of the merger agreement.

Recommendation of Our Board of Directors; Reasons for the Merger

At the special meeting of our board of directors held on September 11, 2012, the executive committee recommended that our board of directors approve the merger agreement and the merger and our board of directors determined that the merger is fair to, and in the best interests of, Mediware and its shareholders and unanimously approved the merger agreement and the merger. Accordingly, our board of directors unanimously recommends that our shareholders vote “FOR” adoption and approval of the merger agreement and approval of the merger.

In evaluating the proposed merger, the executive committee and our board of directors consulted with management and outside legal and financial advisors.  In reaching its decision to approve the merger agreement and the merger, and to recommend that our shareholders vote to adopt and approve the merger agreement and approve the merger, the board of directors considered a number of factors weighing in favor of the merger, including the following:

•
the merger consideration of $22.00 per share and the fact that the merger consideration represents premiums of approximately 40% over the closing share price on the day prior to our announcement of the merger agreement, of approximately 50% over the average closing share price during the week prior to our announcement of the merger agreement, of approximately 57% over the average closing share price during the month prior to our announcement of the merger agreement, of approximately 52% over the average closing share price during the 60 days prior to our announcement of the merger agreement and of approximately 58% over the average closing share price during the week prior to our announcement of the merger agreement;

•
the oral opinion of William Blair on September 11, 2012 to our board of directors (subsequently confirmed in writing) as to the fairness, from a financial point of view, to our shareholders (other than our wholly-owned subsidiaries, Parent, Merger Sub or any subsidiary of Parent) of the merger consideration to be received by those holders of our common stock, as more fully described below under the caption “Opinion of William Blair, Financial Advisor to the Board of Directors”;

•
the fact that Parent has received an equity commitment letter from the Sponsor, to provide equity financing in an aggregate amount sufficient to fully finance the merger consideration, payments in respect of Company options and restricted stock and related fees and expenses upon consummation.  In addition, the Sponsor has guaranteed to us Parent’s obligation under the merger agreement to pay a termination fee of $10,000,000 in certain circumstances;

•	the fact that the merger consideration is all cash and provides certainty of value to our shareholders as compared to a transaction that would involve stock as part or all of the consideration;

•	the fact that the merger is not subject to a financing condition;

•	the fact that Thoma Bravo increased the price it was willing to pay during the sale process by 16% over its August 16, 2012 offer;

•	the likelihood that Thoma Bravo would close the transaction on the terms set forth in the merger agreement;

•	the overall terms of the proposed transaction;

•
the fact that Thoma Bravo did not negotiate terms of employment, including any compensation arrangements or equity participation in the surviving corporation, with our management for the period after the merger closes;

•
the regular evaluation of strategic alternatives by our board of directors and our board’s familiarity with our business, operations, financial condition, general industry, economic, and market conditions, including the risks and uncertainties in our business, in each case on a historical, current, and prospective basis;

•	the likelihood of completion of the merger as a general matter;

•
the likelihood of completion of the merger prior to the end of 2012, following which a new tax on investment income and an increase in capital gains tax rates are currently scheduled to become effective;

•
the strategic alternative process conducted by Mediware and the possible alternatives to the merger (including the possibility of continuing to operate Mediware as an independent company), the range of possible benefits to our shareholders of such alternatives relative to Mediware’s prospects as an independent company, and the timing and likelihood of accomplishing the goals of any such alternatives; and

•	the fact that William Blair assisted our board of directors as its financial advisor in its process of exploring strategic alternatives.

Our board of directors and the executive committee of the board also considered potential risks and negative factors relating to the merger, including the following:

•
the fact that after the merger our current shareholders will no longer participate in the opportunity for future earnings and growth of Mediware and will cease to benefit from any future increases in the value of Mediware;

•
the risks and costs to Mediware if the merger does not close, including the diversion of management and employee attention, potential employee attrition, the potential effect on business and customer relationships, and the transaction costs that will be incurred even if the merger is not consummated;

•	the fact that the all-cash price will be taxable to our shareholders;

•
the restrictions in the merger agreement on the conduct of our business prior to the consummation of the merger, requiring us to conduct our business in the ordinary course of business, subject to certain specific exceptions, which may delay or prevent us from undertaking business opportunities that may arise pending the consummation of the merger;

•
the provision in the merger agreement requiring Mediware to pay a termination fee of $5,769,000 or to reimburse Parent’s transaction expenses in an amount of up to $2,000,000 if the merger agreement is terminated under certain circumstances;

•	the fact that the merger agreement prevents us from actively soliciting other acquisition proposals; and

•
the fact that certain of our officers and directors have certain interests in the merger that are in addition to their interests as shareholders, which has the potential to influence their views and actions in connection with the merger proposal.

The foregoing discussion addresses the material factors considered by our board of directors in its consideration of the merger agreement and the merger, but is not exhaustive and does not present all of the factors considered by our board of directors.  In light of the number and variety of factors and the amount of information considered, our board of directors did not find it practicable to quantify, rank, or otherwise assign relative weights to the specific factors considered in reaching its determination.  Individual members of our board of directors may have given different weights to different factors.  The determination to approve the merger agreement and the merger was made after consideration of all of the relevant factors as a whole, and our board of directors based its ultimate decisions to approve the merger agreement and the merger on its business judgment that the potential risks and other negative aspects of the merger did not outweigh the benefits of the merger to our shareholders.

Opinion of William Blair, Financial Advisor to the Board of Directors

William Blair was retained to act as the financial advisor to the Mediware board of directors to render certain investment banking services in connection with a potential business combination of Mediware with a to-be-determined party. In particular, the Mediware board of directors requested the opinion of William Blair as to the fairness, from a financial point of view, to the holders of the outstanding shares of Mediware common stock (other than shares held in our treasury and shares owned by our wholly-owned subsidiaries, Parent, Merger Sub or any subsidiary of Parent) of the $22.00 per share in cash, referred to herein as the merger consideration, to be received by such holders in the merger pursuant to the merger agreement among Parent, Merger Sub, and Mediware. On September 11, 2012, William Blair delivered its opinion to the Mediware board of directors, subsequently confirmed in writing, as of that date and based upon and subject to the assumptions, qualifications and limitations stated in its opinion, as to the fairness, from a financial point of view, to the holders of Mediware common stock (other than shares held in our treasury and shares owned by our wholly-owned subsidiaries, Parent, Merger Sub or any subsidiary of Parent) of the merger consideration to be received by such holders in the merger pursuant to the merger agreement.

William Blair provided its opinion for the information and assistance of the Mediware board of directors in connection with its consideration of the merger. William Blair’s opinion was one of many factors taken into account by the Mediware board of directors in making its determination to approve the merger agreement and the merger. The terms of the merger agreement and the amount and form of the merger consideration, however, were determined through negotiations between Mediware and Parent and were approved by the Mediware board of directors. The opinion described above was reviewed and approved by William Blair’s fairness opinion committee. William Blair has consented to the inclusion in this proxy statement of its opinion and the description of its opinion appearing under this subheading “Opinion of William Blair, Financial Advisor to the Board of Directors.”  William Blair did not recommend any specific consideration to the board of directors of Mediware or that any specific consideration constituted the only appropriate consideration for the merger.

The full text of William Blair’s opinion, dated September 11, 2012, is attached as Annex B to this proxy statement and incorporated into this proxy statement by reference. You are urged to read the opinion carefully and in its entirety to learn about the assumptions made, procedures followed, matters considered and limits on the scope of the review undertaken by William Blair in rendering its opinion. William Blair’s opinion was directed to the Mediware board of directors for its benefit and use in evaluating the fairness of the merger consideration to the holders of Mediware common stock (other than shares held in our treasury and shares owned by our wholly-owned subsidiaries, Parent, Merger Sub or any subsidiary of Parent) and relates only to the fairness, as of the date of the opinion and from a financial point of view, of the consideration to be received by such holders in the merger pursuant to the merger agreement. The opinion does not address any other aspect of the merger or any related transaction and does not constitute a recommendation to any shareholder as to how that shareholder should vote or act with respect to the merger agreement or the merger. William Blair did not address the merits of the underlying decision by Mediware to engage in the merger. The following summary of William Blair’s opinion is qualified in its entirety by reference to the full text of the opinion.

In connection with William Blair’s review of the merger and the preparation of William Blair’s opinion, William Blair, among other things, examined:

•	the draft of the merger agreement dated September 10, 2012, which we refer to in this section as the draft agreement;

•	certain audited historical financial statements of Mediware for the three years ended June 30, 2010 through 2012;

•
certain internal business, operating and financial information and projected financial information of Mediware prepared by the senior management of Mediware, which we refer to as the projected financial information;

•	information regarding publicly available financial terms of certain other business combinations William Blair deemed relevant;

•	the financial position and operating results of Mediware compared with those of certain other publicly traded companies William Blair deemed relevant;

•	then current and historical market prices and trading volumes of Mediware’s common stock; and

•	certain other publicly available information regarding Mediware and the industry in which it operates.

William Blair also held discussions with members of the senior management of Mediware to discuss the foregoing, considered other matters which William Blair deemed relevant to its inquiry and took into account those accepted financial and investment banking procedures and considerations as William Blair deemed relevant. In connection with its engagement, William Blair was requested to approach, and William Blair held discussions with, third parties to solicit indications of interest in a possible acquisition of Mediware.

In rendering its opinion, William Blair assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with William Blair for purposes of its opinion, including, without limitation, the projected financial information provided by the senior management of Mediware. See the section entitled “Projected Financial Information of Mediware” beginning on page 38. William Blair did not make or obtain an independent valuation or appraisal of the assets, liabilities or solvency of Mediware. William Blair was advised by the senior management of Mediware that the projected financial information had been reasonably prepared in good faith on bases reflecting the then currently best available estimates and judgments of the senior management of Mediware. In that regard, William Blair assumed, with the consent of Mediware, that: (i) the projected financial information would be achieved in the amounts and at the times contemplated thereby and (ii) all material assets and liabilities (contingent or otherwise) of Mediware were as set forth in Mediware’s financial statements or other information made available to William Blair. William Blair expressed no opinion with respect to the projected financial information or the estimates and judgments on which they were based. William Blair did not consider and expressed no opinion as to the amount or nature of the compensation to any of the officers, directors or employees (or any class of such persons) of Mediware relative to the merger consideration to be paid for each share of Mediware common stock. William Blair’s opinion did not address the relative merits of the merger as compared to any alternative business strategies that might have existed for Mediware or the effect of any other transaction in which Mediware might have engaged. William Blair’s opinion was based upon economic, market, financial and other conditions existing on, and other information disclosed to William Blair as of, the date of its opinion. Although subsequent developments may affect William Blair’s opinion, William Blair does not have any obligation to update, revise or reaffirm its opinion. William Blair is a financial advisor only and relied upon, without independent verification, the assessment of Mediware and its counsel and accountants as to all legal, accounting and regulatory matters, and assumed that all such advice was correct. William Blair further assumed that the merger would be consummated on the terms described in the merger agreement, without any waiver, modification or amendment of any material terms or conditions by Mediware. In addition, William Blair relied upon and assumed, without independent verification, that the final form of the merger agreement would not differ in any respect from the draft agreement.

William Blair’s investment banking services and its opinion were provided for the use and benefit of the Mediware board of directors in connection with its consideration of the merger. William Blair’s opinion was limited to the fairness, from a financial point of view, to the holders of Mediware common stock (other than shares held in our treasury and shares owned by our wholly-owned subsidiaries, Parent, Merger Sub or any subsidiary of Parent) of the merger consideration to be received by such holders in the merger pursuant to the draft agreement and William Blair did not address the merits of the underlying decision by Mediware to engage in the merger and its opinion did not constitute a recommendation to the Mediware board of directors, any shareholder or any other person as to how such person should vote or act with respect to the merger. It is understood that William Blair’s opinion may not be disclosed or otherwise referred to without William Blair’s prior written consent, except that William Blair’s opinion may be included in its entirety in this proxy statement.

The following is a summary of the material financial analyses performed and material factors considered by William Blair to arrive at its opinion. William Blair performed certain procedures, including each of the financial analyses described below, and reviewed with our board of directors the assumptions upon which such analyses were based, as well as other factors. Although the summary does not purport to describe all of the analyses performed or factors considered by William Blair in this regard, it does set forth those considered by William Blair to be material in arriving at its opinion. The order of the summaries of analyses described does not represent the relative importance or weight given to those analyses by William Blair.

Selected Public Company Analysis.  William Blair reviewed and compared certain financial information relating to Mediware to corresponding financial information, ratios and public market multiples for certain other publicly traded companies William Blair deemed relevant. The purpose of this analysis was to provide a comparison of the respective valuations of certain companies that operate in similar lines of business or industry and under similar business and financial conditions as Mediware and the merger.

Although none of the selected companies is directly comparable to Mediware, William Blair, using its professional judgment and experience, determined that such companies were the most appropriate for purposes of this analysis based on certain criteria that William Blair considered to be appropriate in light of the applicable facts and circumstances. Such criteria included, but was not limited to, the fact that, like Mediware, the other companies were companies in the United States that provide healthcare provider-focused software and were publicly traded, and certain of their operating and financial characteristics, such as their market capitalizations being between $25 million and $2 billion, that William Blair considered similar to the operating and financial characteristics of Mediware. While there may have been other companies that operate in similar industries to Mediware or have a similar line of business or similar financial or operating characteristics to Mediware, William Blair did not specifically identify any other companies for this purpose.

Among the information William Blair considered was Mediware’s audited revenue, its internal financial projections of its earnings before interest, taxes, depreciation and amortization (referred to as EBITDA), its internal financial projections of its EBITDA less capitalized expenditures and capitalized software (referred to as EBITDA-CapEx-CapSoft) and its earnings per share (commonly referred to as EPS) for the latest twelve months (commonly referred to as LTM) ended June 30, 2012 and for the calendar year ending December 31, 2012.  For each selected public company, William Blair considered the enterprise value and defined enterprise value as the company’s market capitalization calculated on a fully-diluted basis as of September 10, 2012 plus preferred equity and total debt, less cash and cash equivalents, as a multiple of revenue, EBITDA, EBITDA-CapEx-CapSoft and stock price of common equity as a multiple of EPS for each company for the LTM period for which results were publicly available and for the estimates for calendar year ending December 31, 2012. These multiples are commonly used by professionals in connection with financial analysis of companies that provide healthcare provider-focused software. The operating results and the corresponding derived multiples for each of the selected public companies were based on each company’s most recent available publicly disclosed financial information, closing share prices as of September 10, 2012 and consensus Wall Street analysts’ EPS estimates for the LTM and calendar year 2012. William Blair similarly adjusted the historical results of the selected public companies, where appropriate and publicly disclosed, to eliminate the impact of non-recurring items included in their financial information. William Blair did not have access to internal forecasts for any of the selected public companies other than Mediware. The selected companies and their corresponding derived multiples are set forth on the following table.

Derived Multiples
Selected Company	Enterprise Value / LTM Revenue	Enterprise Value / CY2012E Revenue	Enterprise Value / LTM EBITDA	Enterprise Value / CY2012E EBITDA	Enterprise Value / LTM EBITDA - CapEx - CapSoft	Enterprise Value / CY2012E EBITDA - CapEx - CapSoft	Equity (1) Value / LTM EPS	Equity (1) Value / CY 2012E EPS
Allscripts Healthcare Solutions, Inc.	1.54x	1.53x	7.0x	7.8x	11.0x	14.2x	23.1x	14.5x
Computer Programs and Systems, Inc.	3.22x	2.96x	13.0x	11.4x	17.9x	12.2x	22.1x	19.1x
MedAssets, Inc.	3.30x	3.22x	10.4x	10.1x	15.2x	14.0x	NMF	16.1x
Merge Healthcare Incorporated	2.16x	2.11x	10.0x	9.9x	10.7x	11.1x	NMF	31.0x
Omnicell Inc.	1.67x	1.43x	11.0x	9.4x	14.9x	12.2x	35.7x	18.6x
Quality Systems, Inc.	2.23x	2.12x	7.4x	8.1x	9.2x	10.5x	15.6x	17.2x
(1)	NMF is short for not meaningful figure.

William Blair then derived the multiples implied for Mediware based on the terms of the merger and compared these multiples to the range of trading multiples for the selected public companies. Information regarding the multiples from William Blair’s analysis of selected publicly traded companies is set forth in the following table.

	Implied by the		Selected Public Company Valuation Multiples
Multiple	Merger		Mean		Median		Minimum		Maximum

Enterprise Value/LTM Revenue	2.32	x	2.35	x	2.19	x	1.54	x	3.30	x
Enterprise Value/CY2012E Revenue	2.15	x	2.23	x	2.11	x	1.43	x	3.22	x
Enterprise Value/LTM EBITDA	8.1	x	9.8	x	10.2	x	7.0	x	13.0	x
Enterprise Value/CY2012E EBITDA	7.5	x	9.4	x	9.6	x	7.8	x	11.4	x
Enterprise Value/LTM EBITDA-CapEx-CapSoft	12.8	x	13.1	x	12.9	x	9.2	x	17.9	x
Enterprise Value/CY2012E EBITDA-CapEx-CapSoft	11.2	x	12.3	x	12.2	x	10.5	x	14.2	x
Equity Value/LTM EPS	23.1	x	24.1	x	22.6	x	15.6	x	35.7	x
Equity Value/CY2012E EPS	22.7	x	19.4	x	17.9	x	14.5	x	31.0	x

Although William Blair compared the trading multiples of the selected public companies to those implied for Mediware, none of the selected public companies is identical to Mediware. Accordingly, any analysis of the selected publicly-traded companies necessarily would involve complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of trading multiples of the selected publicly traded companies.

Mediware’s board of directors noted that, as indicated in the chart above, the multiples implied by the merger fall within the range of multiples for each financial metric derived from the selected public company analysis, with the exception of CY2012E EBITDA which falls below the applicable range. Notwithstanding the foregoing, while the selected public company analysis is one of the factors used in determining the fairness of the merger consideration to be received, William Blair did not consider the selected public company analysis alone in making its final assessment of fairness. Instead, it was considered in conjunction with the other analyses described in this proxy statement, all of which were carefully considered in William Blair’s assessment and no particular analysis was given any greater or lesser weight or significance relative to the other analyses. William Blair believes that considering the selected public company analysis individually, without considering all of William Blair’s analyses as a whole, would create an incomplete view of the process underlying its opinion.

Selected M&A Transactions Analysis.  William Blair performed an analysis of 12 selected business combinations completed since 2008. The purpose of this analysis was to provide an overview of the consideration paid by acquirers in recent comparable transactions involving the acquisition of companies within Mediware’s industry. William Blair’s analysis was based solely on publicly available information regarding such transactions. The selected transactions were not intended to be representative of the entire range of possible transactions in the healthcare focused software and information technology enabled services industry because complete information relating to such entire range of transactions is not always publicly available. While none of the companies that participated in the selected transactions are directly comparable to Mediware, William Blair, using its professional judgment and experience, deemed such transactions relevant after analyzing them in connection with certain criteria that William Blair considered to be appropriate in light of the applicable facts and circumstances. Such criteria included, but was not limited to, the fact that the selected transactions involved companies in the United States that provided healthcare focused software and information technology enabled services, and the respective enterprise values of the target companies being between $25 million and $500 million in such transactions that William Blair considered similar to the industry, operating and financial characteristics of Mediware. No specific numeric or other similar criteria were used to select the selected transactions, and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a transaction involving the acquisition of a significantly larger or smaller company operating in a line of business and under business and financial conditions similar, in whole or in part, to Mediware’s may have been included, while a transaction involving the acquisition of a similarly sized company with less similar lines of business and operating under different business and financial conditions may have been excluded. The transactions examined were (identified by target / acquirer and month and year of announcement):

•	eResearch Technology Inc./Genstar Capital, LLC (April 2012);

•	Transcend Services, Inc./Nuance Communication, Inc. (March 2012);

•	Nighthawk Radiology Holdings, Inc./Virtual Radiologic Corp. (September 2010);

•	A.D.A.M., Inc./Ebix, Inc. (August 2010);

•	Virtual Radiologic Corporation/Providence Equity Partners, LLC (May 2010);

•	Symyx Technologies, Inc./Accelrys, Inc. (April 2010);

•	AMICAS, Inc./Merge Healthcare Incorporated (January 2010)

•	Quadramed, Inc./Francisco Partners (December 2009);

•	Emageon Inc./AMICAS, Inc. (February 2009);

•	MedQuist Inc./cBaySystems Holdings (May 2008);

•	CMS, Inc./Elekta AB (January 2008); and

•	First Consulting Group, Inc./Computer Sciences Corporation (November 2007).

William Blair reviewed the consideration paid in the selected transactions in terms of the enterprise value of the target in these transactions as a multiple of revenue, EBITDA and EBITDA-CapEx-CapSoft of the target for the LTM prior to the announcement of the applicable transaction. These multiples are commonly used by professionals in connection with financial analysis of transactions similar to the merger involving target companies that provide healthcare focused software and information technology enabled services. William Blair compared the resulting ranges of transaction multiples of revenue, EBITDA and EBITDA-CapEx-CapSoft for the selected transactions to the implied transaction multiples for Mediware derived using June 30, 2012 LTM revenue, EBITDA and EBITDA-CapEx-CapSoft based on the merger consideration in the merger. William Blair similarly adjusted the historical results of the acquired companies, where appropriate and publicly disclosed, to eliminate the impact of non-recurring items included in their financial information. Information regarding the multiples from William Blair’s analysis of the selected transactions is set forth in the following tables:

Announced Target	Enterprise Value	Enterprise Value/ LTM Revenue	Enterprise Value/ LTM EBITDA	Enterprise Value/LTM EBITDA - CapEx - CapSoft

eResearch Technology Inc.	$376.7 million	2.04x	7.7x	25.1x
Transcend Services, Inc.	$324.3 million	2.59x	11.8x	14.3x
A.D.A.M., Inc.	$77.5 million	2.78x	9.2x	11.7x
Nighthawk Radiology Holdings, Inc.	$197.9 million	1.26x	7.0x	8.9x
Virtual Radiologic Corporation	$241.7 million	1.96x	9.8x	14.1x
Symyx Technologies, Inc.	$142.3 million	0.94x	5.3x	6.3x
AMICAS, Inc.	$219.4 million	2.46x	NMF	NMF
Quadramed, Inc.	$110.1 million	0.76x	7.7x	8.7x
Emageon Inc.	$25.6 million	0.37x	NMF	NMF
Medquist Inc.	$260.3 million	0.78x	NMF	NMF
CMS, Inc.	$75.0 million	1.45x	Not Disclosed	Not Disclosed
First Consulting Group, Inc.	$275.3 million	1.17x	10.5x	12.8x

	Implied by the	Selected Transaction Valuation Multiples
Multiple	Merger	Mean	Median	Minimum	Maximum

Enterprise Value/LTM Revenue	2.32x	1.55x	1.35x	0.37x	2.78x
Enterprise Value/LTM EBITDA	8.1x	8.6x	8.5x	5.3x	11.8x
Enterprise Value/LTM EBITDA-CapEx-CapSoft	12.8x	12.7x	12.2x	6.3x	25.1x

Although William Blair analyzed the multiples implied by the selected transactions and compared them to the implied transaction multiples of Mediware, none of these transactions or associated companies is identical to the merger or Mediware. Accordingly, any analysis of the selected transactions necessarily would involve complex considerations and judgments concerning the differences in financial and operating characteristics, parties involved and terms of their transactions and other factors that would necessarily affect the implied value of Mediware in the merger versus the values of the companies in the selected transactions.

Mediware’s board of directors noted that, as indicated in the chart above, the multiple implied by the merger is within the range of multiples derived from the selected transactions analysis. Notwithstanding the foregoing, while the selected transactions analysis is one of the factors used in determining the fairness of the merger consideration to be received, William Blair did not consider the selected transactions analysis alone in making its final assessment of fairness. Instead, it was considered in conjunction with the other analyses described in this proxy statement, all of which were carefully considered in William Blair’s assessment and no particular analysis was given any greater or lesser weight or significance relative to the other analyses. William Blair believes that considering the selected transactions analysis individually, without considering all of William Blair’s analyses as a whole, would create an incomplete view of the process underlying its opinion.

Discounted Cash Flow Analysis.  William Blair utilized information included in the projected financial information to perform a discounted cash flow analysis of the projected future cash flows of Mediware for the period commencing October 1, 2012 and ending June 30, 2015. The purpose of this analysis was to calculate the estimated present value of the unlevered, after tax free cash flows of Mediware. Using discounted cash flow methodology, William Blair calculated the present values of the projected free cash flows for Mediware. In this analysis the unlevered, after-tax free cash flows for Mediware from the period commencing October 1, 2012 and ending June 30, 2015 were defined as operating income less taxes, capital expenditures, capitalized software and changes in net working capital. William Blair calculated the assumed terminal value of Mediware at July 1, 2015 by (i) multiplying projected adjusted EBITDA in the fiscal year ending June 30, 2015 by multiples ranging from 7.0x to 9.0x and (ii) utilizing perpetuity growth rates ranging from 2% to 4% of cash flow for the future periods after the fiscal year ended June 30, 2015. William Blair noted that the assumed terminal EBITDA exit multiple range was based on the multiples implied by the merger, the range of multiples from the selected public company trading analysis  and the range of multiples from the selected M&A transactions analysis shown above. William Blair selected the range of perpetuity growth rates based on Mediware’s forecasted free cash flows.  To discount the projected free cash flows and assumed terminal value to present value, William Blair used discount rates ranging from 13% to 16%. The discount rates were selected by William Blair based on Mediware’s weighted average cost of capital analysis applying the capital asset pricing model. William Blair aggregated (i) the present value of the free cash flows over the applicable forecast period with (ii) the present value of the range of terminal values. The aggregate present value of these items represented the enterprise value range. William Blair then derived a range of fully-diluted equity values per share by subtracting the net debt of Mediware (which was adjusted for the purchase price for the recently completed Strategic Healthcare Group, LLC acquisition) from the resulting enterprise value range and dividing the resulting equity value by the total fully-diluted shares of Mediware outstanding as of September 4, 2012, which was approximately 8.7 million shares. This analysis indicated an implied per share equity reference range of $16.53 to $32.25, based on a range of terminal values derived by multiples of adjusted EBITDA and perpetuity growth rates, as compared to the merger consideration of $22.00 per share.

Mediware’s board of directors noted that, as indicated above, the merger consideration falls within the per share equity reference range implied by the discounted cash flow analysis. Notwithstanding the foregoing, while the discounted cash flow analysis is one of the factors used in determining the fairness of the merger consideration to be received, William Blair did not consider the discounted cash flow analysis alone in making its final assessment of fairness. Instead, it was considered in conjunction with the other analyses described in this proxy statement, all of which were carefully considered in William Blair’s assessment and no particular analysis was given any greater or lesser weight or significance relative to the other analyses. William Blair believes that considering the discounted cash flow analysis individually, without considering all of William Blair’s analyses as a whole, would create an incomplete view of the process underlying its opinion.

Leveraged Acquisition Analysis.  Based on the projected financial information provided by the senior management of Mediware for fiscal years 2013 through 2015, William Blair performed a leveraged acquisition analysis to determine, based on Mediware’s ability to service a given level of debt using its projected future earnings stream and corresponding cash flows, an estimate of a theoretical purchase price that could be paid by a hypothetical financial sponsor in an acquisition of Mediware, assuming such transaction was financed on customary market terms and assuming that such financial buyer will seek to realize a return on its investment in 2015. Estimated exit values were calculated by multiplying projected adjusted EBITDA in the fiscal year ending June 30, 2015 by multiples ranging from 7.0x to 9.0x, which exit value multiples were determined based on William Blair’s experience and professional judgment from the multiples implied by the merger, the range of multiples from the selected public company trading analysis and the range of multiples from the selected M&A transactions analysis shown above. William Blair then derived a range of theoretical purchase prices based on assumed required internal rates of return for a buyer between 22.5% and 32.5%, which range of percentages was, in William Blair’s professional judgment, generally reflective of the range of required internal rates of return commonly assumed when performing a leveraged acquisition analysis of this type. This analysis indicated an implied per share equity reference range of $21.15 to $26.70 as compared to the merger consideration of $22.00 per share.

Mediware’s board of directors noted that, as indicated above, the merger consideration falls within the per share equity reference range implied by the leveraged acquisition analysis. Notwithstanding the foregoing, while the leveraged acquisition analysis is one of the factors used in determining the fairness of the merger consideration to be received, William Blair did not consider the leveraged acquisition analysis alone in making its final assessment of fairness. Instead, it was considered in conjunction with the other analyses described in this proxy statement, all of which were carefully considered in William Blair’s assessment and no particular analysis was given any greater or lesser weight or significance relative to the other analyses. William Blair believes that considering the leveraged acquisition analysis individually, without considering all of William Blair’s analyses as a whole, would create an incomplete view of the process underlying its opinion.

Premiums Paid Analysis.  William Blair reviewed data from 188 acquisitions of publicly traded domestic companies announced since January 1, 2010 and with enterprise values between $75 million and $500 million in which 100% of the target’s equity was acquired.

The purpose of this analysis was to provide an overview of the premiums paid by acquirers — that is, the amount by which the per-share consideration exceeded the target’s pre-announcement share price — in other recent transactions. Using its professional judgment and experience and pursuant to industry standards, William Blair chose this measurement for analysis to compare the premium represented by the merger consideration relative to a premiums paid in change of control transactions generally. None of these transactions or associated companies is identical to the merger or Mediware. Accordingly, any analysis of the selected transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, parties involved and terms of their transactions and other factors that would necessarily affect the implied value of Mediware in the merger versus the values of the companies in the selected transactions. Specifically, William Blair analyzed the acquisition price per share as a premium to the closing share price one day, one week, one month, 60 days and 90 days prior to the announcement of the transaction, for all 188 transactions. William Blair compared the range of resulting per share stock price premiums for the reviewed transactions to the premiums implied by the merger based on Mediware’s common stock price one day, one week, one month, 60 days and 90 days prior to an assumed announcement date of the merger of September 11, 2012. Information regarding the premiums from William Blair’s analysis of these selected transactions is set forth in the following table:

	Implied Premium per Share in the	Premium Paid Percentage Data by Percentile
Premium Period before Announcement	Merger	10th	20th	30th	40th	50th	60th	70th	80th	90th

1 Day	39.7%	6.0%	16.0%	25.3%	30.8%	35.1%	38.7%	47.7%	56.6%	74.4%
1 Week	49.9%	8.2%	16.8%	24.1%	30.1%	37.2%	43.2%	50.3%	60.4%	82.9%
1 Month	56.9%	13.2%	19.6%	24.6%	31.4%	37.1%	42.8%	53.2%	71.2%	90.8%
60 Days	51.7%	12.4%	20.7%	27.9%	35.2%	40.4%	48.2%	56.4%	68.1%	93.2%
90 Days	57.1%	13.8%	24.4%	30.8%	38.3%	46.0%	52.4%	60.3%	71.4%	85.9%

While the premiums paid analysis is one of the factors used in determining the fairness of the merger consideration to be received, William Blair did not consider the premiums paid analyses alone in making its final assessment of fairness. Instead, they were considered in conjunction with the other analyses described in this proxy statement, all of which were carefully considered in William Blair’s assessment and no particular analysis was given any greater or lesser weight or significance relative to the other analyses. William Blair believes that considering the premiums paid analysis individually, without considering all of William Blair’s analyses as a whole, would create an incomplete view of the process underlying its opinion.

General.  This summary is not a complete description of the analysis performed by William Blair but contains the material elements of the analysis. The preparation of an opinion regarding fairness is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of an opinion regarding fairness does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires William Blair to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by William Blair was carried out in order to provide a different perspective on the financial terms of the merger and add to the total mix of information available. The analyses were prepared solely for the purpose of William Blair providing its opinion and do not purport to be appraisals or necessarily reflect the prices at which securities actually may be sold. William Blair did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness to the holders of Mediware common stock (other than shares held in our treasury and shares owned by our wholly-owned subsidiaries, Parent, Merger Sub or any subsidiary of Parent) of the consideration to be received by those shareholders in the merger pursuant to the merger agreement. Rather, in reaching its conclusion, William Blair considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. William Blair did not place particular reliance or weight on any particular analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, William Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used in the above analyses as a comparison is directly comparable to Mediware or the merger. In performing its analyses, William Blair made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by William Blair are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.

William Blair has been engaged in the investment banking business since 1935. William Blair continually undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of its business, William Blair may from time to time trade the publicly held securities of Mediware for its own account and for the accounts of its customers, and accordingly may at any time hold a long or short position in such securities. William Blair was familiar with Mediware, having provided certain investment banking services to Mediware from 2007, for which William Blair was paid a customary retainer fee of $50,000. William Blair acted as the investment banker to the Mediware board of directors in connection with the merger and Mediware has agreed to pay William Blair for its services in connection with the merger a $300,000 fee payable upon delivery of William Blair’s opinion, and a transaction fee based on the transaction value as determined  in the engagement letter (against which will be credited any amount previously paid upon delivery of William Blair’s opinion) contingent upon successful completion of the merger.  For illustrative purposes only, if calculated as of the date of this proxy statement, this contingent fee would be approximately $3,138,574, prior to deducting the $300,000 fee payable upon delivery of William Blair’s opinion. Mediware also has agreed to reimburse William Blair for its expenses and to indemnify William Blair against certain liabilities arising out of its engagement. As of the date of this proxy statement, William Blair does not have any current engagement with Parent, and no future engagement between William Blair and Parent is currently contemplated.

Projected Financial Information of Mediware

We do not publicly disclose forecasts of future financial performance, earnings or other results and are especially wary of making projections for extended periods due to the unpredictability of the underlying assumptions and estimates.  However, we prepared and provided to William Blair and potential acquirers projected financial information in connection with the evaluation of a possible transaction.  The projections initially provided were prepared as of April 11, 2012.  Some of these projections were updated on July 20, 2012 in connection with the completion of our budgeting process for fiscal 2013 and our expected acquisition of assets of Strategic Healthcare Group, LLC.  The projections were developed to provide guidance, but not certainty, about the financial condition of our company if certain revenue and expense targets were achieved and events occurred.

Below are summaries of the material projected financial information so provided.  Certain projected financial information, namely EBITDA and free cash flow, are non-GAAP financial measures under SEC rules.  Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measures and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies. We have therefore provided additional projected financial information that we do not believe to be material to enable the quantitative reconciliation of such financial measures that are required under SEC rules.

The inclusion of this projected financial information should not be regarded as an admission or representation that any of the information is a reliable prediction of actual future events or results, and it should not be relied upon as such. We do not assume any responsibility for the accuracy of this information or make any representation to any shareholder about it, and we do not intend to update or otherwise revise the projected financial information to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying them prove untrue.

This projected financial information was not prepared with a view to public disclosure or complying with U.S. generally accepted accounting principles (“GAAP”), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Our independent registered public accounting firm has not examined, compiled or performed any procedures with respect to any of the projected financial information presented in this proxy statement, and it has not expressed any opinion or any other form of assurance of such information or the likelihood that the results may be achieved.

Although presented with numerical specificity, the projected financial information is not fact and reflects numerous assumptions and estimates as to future events, and becomes subject to greater uncertainty with each successive year.  The ultimate achievability of the projected financial information included herein is subject to numerous risks and uncertainties including but not limited to the risks and uncertainties described in our Annual Report on Form 10-K for the fiscal year ended June 30, 2012 and subsequent filings made with the SEC, as well as in this proxy statement under the heading “Cautionary Statement Regarding Forward-Looking Statements”.  The projected financial information reflects numerous estimates and assumptions regarding industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to our business. Many of these matters are beyond our control and the continuing uncertainty surrounding general economic conditions, changes in regulation and in the industry in which we operate create significant uncertainty around the information.  In addition, the projected financial information does not take into account any circumstances or events occurring after the date of preparation, including the merger, our related costs and expenses and any impact that it may have on our business.

Initially projected financial information dated April 11, 2012:

(All dollar amounts, except earnings per share, are in millions)

	Projected for the Fiscal Year Ended June 30,
	2013	2014	2015
Operations Information:
Revenue	$76.9	$88.6	$101.9
Cost of Goods & Services	23.9	27.8	31.3
Gross Margin	$53.0	$60.7	$70.6
Operating Expenses	39.7	43.4	49.0
Operating Income	$13.3	$17.3	$21.6
Net Income	$8.7	$11.3	$14.1
Earnings Per Share	$1.02	$1.32	$1.62
Additional Expense Information:
Capital Expenditures	$0.9	$1.0	$1.2
Capitalized Software	$5.6	$6.4	$7.4
Non-GAAP Information:
EBITDA(1)	$21.6	$25.6	$30.1
Free Cash Flow(2)	$11.0	$14.8	$18.6

(1)  EBITDA is our projections of net income before interest, taxes, depreciation and amortization.
(2)  Free Cash Flow is our projections of operating income before depreciation and amortization, stock-based compensation expense and changes in net working capital less income taxes, capital expenditures and capitalized software.

Reconciliation of Non-GAAP information:

(All dollar amounts are in millions)

	Projected for the Fiscal Year Ended June 30,
	2013	2014	2015
Reconciliation of EBITDA:
Net Income	$8.7	$11.3	$14.1
Taxes	4.7	6.2	7.7
Interest Expense, net	(0.1)	(0.2)	(0.3)
Depreciation and Amortization	8.3	8.3	8.6
EBITDA	$21.6	$25.6	$30.1

Reconciliation of Free Cash Flow:
Operating Income	$13.3	$17.3	$21.6
Depreciation and Amortization	8.3	8.3	8.6
Stock-based Compensation Expense	1.3	1.4	1.5
Change in Net Working Capital	(0.7)	1.4	3.2
Taxes	(4.7)	(6.2)	(7.7)
Capital Expenditures	(0.9)	(1.0)	(1.2)
Capitalized Software	(5.6)	(6.4)	(7.4)
Free Cash Flow	$11.0	$14.8	$18.6

Projected financial information updated July 20, 2012 in connection with the completion of our budgeting process for fiscal 2013 and our expected acquisition of assets of Strategic Healthcare Group, LLC:

(All dollar amounts, except earnings per share, are in millions)

	Projected for the Fiscal Year Ended June 30,
	2013	2014	2015
Operations Information:
Revenue	$78.3	$96.8	$111.3
Cost of Goods & Services	23.4	30.0	33.3
Gross Margin	$54.9	$67.3	$78.0
Operating Expenses	40.9	48.7	54.8
Operating Income	$14.0	$18.6	$23.2
Net Income	$8.9	$12.0	$15.0
Earnings Per Share	$1.02	$1.40	$1.72
Additional Expense Information:
Capital Expenditures	$0.9	$1.0	$1.2
Capitalized Software	$5.6	$6.4	$7.4
Non-GAAP Information
EBITDA(1)	$22.7	$28.1	$32.5

(1)  EBITDA is our projections of net income before interest, taxes, depreciation and amortization.

Reconciliation of Non-GAAP information:

(All dollar amounts are in millions)

	Prejected for the Fiscal Year Ended June 30,
	2013	2014	2015
Reconciliation of EBITDA:
Net Income	$8.9	$12.0	$15.0
Taxes	5.1	6.6	8.2
Interest Expense, net	--	(0.2)	(0.3)
Depreciation and Amortization	8.7	9.7	9.6
EBITDA	$22.7	$28.1	$32.5

Our projected financial information dated July 20, 2012 did not include free cash flow, stock-based compensation expense, change in networking capital or taxes.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendations of our board of directors, you should be aware that certain of our directors and executive officers have interests in the transaction that are different from, or in addition to, the interests of our shareholders generally.  These interests may present them with actual or potential conflicts of interest, and these interests are described below.  The board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions to adopt and approve the merger agreement and approve the merger and the recommendation that our shareholders vote in favor of adopting and approving the merger agreement and approving the merger.

Employment Agreements

We have employment agreements with each of Thomas K. Mann, our Chief Executive Officer and President; Robert C. Weber, our Senior Vice President, General Counsel, Chief Legal Officer and Secretary; Robert Watkins, our Chief Financial Officer; and Alan Wittmer, our Senior Vice President of Corporate Development, that provide for payments if such officer’s employment is terminated due to the consummation of a change in control transaction such as the merger.

Under their respective employment agreements, these executive officers would be entitled to continue to receive an amount equal to six months (12 months for Mr. Mann) of annual base salary, payable in equal monthly installments over the length of the severance period upon a termination of employment due to an acquisition or sale of Mediware, such as the merger. Additionally, each of these officers is entitled to receive company-paid COBRA premiums during the applicable post-termination period described above, or until the officer receives health benefits from a successor employer, if a shorter period.  These severance benefits are subject to each officer signing a release in favor of Mediware.

Prior to the execution of the merger agreement there were no agreements, arrangements or discussions between Thoma Bravo and Parent and any executive officer or director regarding the terms of any possible post-acquisition employment or other roles.

Each of the employment agreements also includes a 12-month, post-termination covenant not-to-compete, as well as other restrictive covenants concerning non-solicitation of our customers and employees and non-disclosure of confidential information of Mediware.

Cash Payable for Outstanding Common Stock Pursuant to the Merger

If our directors and executive officers own shares of our common stock, they will receive the same cash consideration per share on the same terms and conditions as our other shareholders in the merger. As of August 31, 2012, our directors and executive officers owned in the aggregate 2,976,345 shares of our common stock, representing approximately 35.03% of our outstanding common stock.  As a result, our directors and executive officers holding such shares of common stock would be entitled to cash payments aggregating approximately $65,479,590, without interest and less any applicable withholding taxes, upon the consummation of the merger.

The following table sets forth, as of August 31, 2012, the cash consideration that each director and executive officer would be entitled to receive for such person’s shares of our common stock in the merger (without taking into account any applicable tax withholdings):

Name	Number of Shares Owned	Aggregate Merger Consideration Payable for Shares
Lawrence Auriana	2,432,525	$53,515,550
Roger Clark	12,398	$272,756
Phil Coelho	1,014	$22,308
John Gorman	59,636	$1,311,992
Richard Greco	11,905	$261,910
Ira Nordlicht	22,900	$503,800
Robert Sanville	9,667	$212,674
T. Kelly Mann	284,309	$6,254,798
John Damgaard (1)	96,237	$2,117,214
Robert Weber	38,654	$850,388
Steve Sedlock	7,500	$165,000
Robert Tysall-Blay	0	$0
Robert Watkins	0	$0
Alan Wittmer	0	$0

(1)	John M. Damgaard resigned as Senior Vice President and Chief Operating Officer of Mediware, effective September 7, 2012.

The table above does not include any performance shares or other restricted stock which may vest prior to the closing of the merger or shares of common stock that may be issued upon the exercise of options to purchase shares of common stock prior to the closing of the merger held by any of our directors or executive officers.

Stock Options and Other Equity Awards

Our directors and executive officers hold options to purchase shares of our common stock.  If the merger is consummated, each outstanding option to purchase common stock, whether or not then exercisable or vested at the effective time of the merger, will be cancelled in exchange for an amount of cash, without interest and less applicable withholding taxes, equal to the number of such options multiplied by the amount, if any, by which $22.00 exceeds the exercise price of the option.  If the merger is consummated, the restrictions on each outstanding share of restricted stock will lapse immediately prior to the effective time of the merger and will be converted into common stock, and shall be subject to the same terms and conditions as other shares of common stock.  Shares of restricted stock held by T. Kelly Mann and Robert Weber noted in the table below will be terminated upon the consummation of the merger in exchange for a cash payment equal to two times the difference between the merger consideration and $9.11 and  $8.94, respectively. However, any terms contained in a share award or employment agreement that are more favorable to the holder will remain in effect.

Our directors and executive officers would receive the following amounts in connection with the cancellation of their stock options and the lapse of restrictions on shares of restricted stock they hold upon the consummation of the merger:

Name (1)	Number of Shares Subject to Stock Options	Number of Shares of Restricted Stock	Total Payment for Options and Restricted Shares
Lawrence Auriana	45,000	0	$479,475
Roger Clark	17,000	0	$181,135
John Gorman	17,000	0	$181,135
Robert Sanville	17,000	0	$181,135
T. Kelly Mann	100,000	50,000	$2,578,000
Robert Weber	90,000	10,000	$1,354,700
Steve Sedlock	2,500	0	$40,100
Robert Tysall-Blay	15,000	0	$198,450
Robert Watkins	64,604	0	$657,247
Alan Wittmer	54,571	0	$902,604

(1)
John M. Damgaard resigned as Senior Vice President and Chief Operating Officer of Mediware, effective September 7, 2012.  As of the date of his resignation, he forfeited any unvested stock options and any shares of restricted stock.

Golden Parachute Compensation

As noted above, we have entered into employment agreements with our named executive officers, T. Kelly Mann and Robert Weber, that specify the severance payments and benefits to be provided by us upon various circumstances of termination of employment (including a termination due to a change in control, such as the merger), as well as certain other terms and conditions thereof.  The following table sets forth the estimated amounts of compensation that each named executive officer could receive from us that is based on or otherwise related to the merger.
Name (1)	Cash ($)		Equity ($)		Perquisites/ Benefits ($)		Other ($)	Total ($)
T. Kelly Mann	396,000	(2)	1,933,500	(4)	17,673	(6)	0	2,347,173
Robert C. Weber	117,600	(3)	457,100	(5)	8,837	(7)	0	583,537

(1)
John M. Damgaard resigned as Senior Vice President and Chief Operating Officer of Mediware, effective September 7, 2012.  Mr. Damgaard was one of our two most highly compensated executive officers (other than the CEO) who was serving at the end of the last completed fiscal year, but he would not be entitled to any compensation that is based on or otherwise relates to the merger due to his resignation.

(2)
Under his employment agreement with Mediware, if Mr. Mann is terminated by a third party due to an acquisition or sale of Mediware (a double-trigger arrangement), he is entitled to receive a cash severance amount equal to 12 months of his annual base salary at the rate in effect at the date of termination, payable in 12 equal monthly installments.  Payment of the severance amount is contingent on Mr. Mann’s execution of a general release of claims against Mediware.

(3)
Under his employment agreement with Mediware, if Mr. Weber is terminated by a third party due to an acquisition or sale of Mediware (a double-trigger arrangement), he is entitled to receive a cash severance amount equal to six months of his annual base salary at the rate in effect at the date of termination, payable in six equal monthly installments.  Payment of the severance amount is contingent on Mr. Weber’s execution of a general release of claims against Mediware.

(4)
Amount reflects the following single-trigger equity arrangements under Mr. Mann’s employment agreement: (i) 50,000 stock options with an exercise price of $9.11 will become vested upon an acquisition or sale of Mediware ($644,500); and (ii) 50,000 shares of restricted stock will be terminated upon an acquisition or sale of Mediware in exchange for a cash payment equal to two times the difference between the price paid per share by the acquirer and $9.11 ($1,289,000).

(5)
Amount reflects the following single-trigger equity arrangements under Mr. Weber’s employment agreement: (i) 15,000 stock options with an exercise price of $8.94 will become vested upon an acquisition or sale of Mediware ($195,900); and (ii) 10,000 shares of restricted stock will be terminated upon an acquisition or sale of Mediware in exchange for a cash payment equal to two times the difference between the price paid per share by the acquirer and $8.94 ($261,200).

(6)
Under his employment agreement, if Mr. Mann is terminated by a third party due to an acquisition or sale of Mediware (a double-trigger arrangement), he is entitled to company-paid COBRA premiums for up to 12 months (or until such time that he receives health benefits from a successor employer, if a shorter period), contingent upon his execution of a general release of claims against Mediware.

(7)
Under his employment agreement, if Mr. Weber is terminated by a third party due to an acquisition or sale of Mediware (a double-trigger arrangement), he is entitled to company-paid COBRA premiums for up to six months (or until such time that he receives health benefits from a successor employer, if a shorter period), contingent upon his execution of a general release of claims against Mediware.

The agreements and arrangements of our named executive officers that are described in the Golden Parachute Compensation table and notes above are the only agreements and arrangements for which shareholder approval on an advisory, nonbinding, basis is sought in Proposal 2 even though our directors and executive officers have more extensive interests in the merger.

Bonus and One-time Payments.  On August 30, 2012, the Board of Directors approved the payment of special cash bonuses in the amount of $100,000, $50,000 and $50,000 to Messrs. Mann, Watkins and Weber respectively, for their extraordinary efforts in connection with the merger, which were undertaken in addition to their ordinary responsibilities of managing the business of Mediware as well as its evaluation and consummation of acquisitions.  In addition, Mr. Nordlicht will receive a special one-time payment of $500,000 for his extraordinary services as the lead director on the executive committee working on the merger.  Mr. Nordlicht’s involvement included developing Mediware’s strategy,  evaluating alternative transactions, analyzing the proposals of Thoma Bravo and the other bidders and negotiating the merger agreement with Parent and Merger Sub and related agreements.  This payment will be made to Mr. Nordlicht regardless of whether the merger is consummated.

Indemnification and Insurance.  The merger agreement provides that all rights to indemnification and expense advancement existing in favor of our current directors and officers contained in our certificate of incorporation and bylaws with respect to matters occurring at or before the effective time of the merger will not be modified.  In addition, under the merger agreement we have agreed to, or to cause the surviving company to, purchase directors and officers liability insurance covering a period of six years and providing coverage that is no less favorable than our current directors and officers liability insurance (or as much coverage as can be purchased for 300% of the current aggregate premium paid by us for such insurance).  The merger agreement also requires the surviving corporation to indemnify our directors and officers for a period of six years after the effective time of the merger for acts or omissions in their capacities as directors or officers prior to the effective time of the merger or relating to the transactions contemplated by the merger agreement.

No Dissenters’ Rights

Section 910(a)(1)(A)(iii) of the NYBCL provides that the right to receive payment of the fair value of shares in connection with a merger is not available to a shareholder for any class or series of shares that, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote on such merger, were listed on a national securities exchange.  As of  , 2012, the record date for the Special Meeting, shares of our common stock were listed on The NASDAQ Stock Market. Accordingly, no appraisal rights will be available to our shareholders in connection with the merger.

Fees and Expenses

All fees and expenses incurred in connection with the consummation of the merger will be paid by the party incurring those fees and expenses.

If the merger agreement is terminated, we will, in specified circumstances, be required to reimburse Parent for its expenses incurred in connection with the transactions contemplated by the merger agreement, up to a maximum of $2,000,000, and may also be required to pay Parent a termination fee of $5,769,000 (less any amount previously paid to Parent in reimbursement of Parent’s transaction expenses).  See “Termination Fee and Expenses” beginning on page 60.

Certain Material United States Federal Income Tax Consequences of the Merger

The following was written to support the promotion or marketing of the transaction or matters addressed herein.  The following was not intended or written to be used, and it cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer under U.S. federal tax law.  Each taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor.

The following is a discussion of certain material United States federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of our common stock are converted into the right to receive cash in the merger.  This discussion is for general information only and is not tax advice.  The discussion is based upon the Internal Revenue Code, Treasury regulations, Internal Revenue Service published rulings and judicial and administrative decisions in effect as of the date of this proxy statement, all of which are subject to change (possibly with retroactive effect) and to differing interpretations.  In addition, this discussion assumes that the merger and the payment of the merger consideration will take place on or before December 31, 2012.

The following discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our shareholders.  This discussion applies only to shareholders who, on the date on which the merger is completed, hold shares of our common stock as capital assets within the meaning of section 1221 of the Internal Revenue Code.  The following discussion does not address taxpayers subject to special treatment under U.S. federal income tax laws, such as insurance companies, financial institutions, dealers in securities or currencies, traders of securities that elect the mark-to-market method of accounting for their securities, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, mutual funds, real estate investment trusts, S corporations or other pass-through entities (or investors in an S corporation or other pass-through entity) and taxpayers subject to the alternative minimum tax.  In addition, the following discussion may not apply to shareholders who acquired their shares of our common stock upon the exercise of employee stock options or otherwise as compensation for services or through a tax-qualified retirement plan or who hold their shares as part of a hedge, straddle, conversion transaction or other integrated transaction.  If our common stock is held through a partnership, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership.  It is recommended that partnerships that are holders of our common stock and partners in those partnerships consult their own tax advisors regarding the tax consequences to them of the merger.

The following discussion also does not address potential alternative minimum tax, foreign, state, local and other tax consequences of the merger.  All shareholders should consult their own tax advisors regarding the U.S. federal income tax consequences, as well as the foreign, state and local tax consequences of the disposition of their shares in the merger.

For purposes of this summary, a “U.S. holder” is a beneficial owner of shares of our common stock, who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source;

•
a trust if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (ii) it was in existence on August 20, 1996 and has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes; or

•	otherwise is subject to U.S. federal income taxation on a net income basis.

Except with respect to the backup withholding discussion below, this discussion is confined to the tax consequences to a shareholder who or that, for U.S. federal income tax purposes, is a U.S. holder.

For U.S. federal income tax purposes, the disposition of our common stock pursuant to the merger generally will be treated as a sale of our common stock for cash by each of our shareholders.  Accordingly, in general, the U.S. federal income tax consequences to a shareholder receiving cash in the merger will be as follows:

•	The shareholder will generally recognize a capital gain or loss for U.S. federal income tax purposes upon the disposition of the shareholder’s shares of our common stock pursuant to the merger.

•
The amount of capital gain or loss recognized by each shareholder will be measured by the difference, if any, between the amount of cash received by the shareholder in the merger (other than, in the case of a dissenting shareholder, amounts, if any, which are deemed to be interest for U.S. federal income tax purposes, which amounts will be taxed as ordinary income) and the shareholder’s adjusted tax basis in the shares of our common stock surrendered in the merger, and expenses incurred in connection with the redemption.  Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash in the merger.

•
The capital gain or loss, if any, will be long-term with respect to shares of our common stock that have a holding period for tax purposes in excess of one year at the effective time of the merger.  Long-term capital gains of individuals are eligible for reduced rates of taxation.  There are limitations on the deductibility of capital losses.  A dissenting shareholder may be required to recognize any gain or loss in the year the merger closes, irrespective of whether the dissenting shareholder actually receives payment in that year.

It should be noted that a portion of the cash payment may come from us, in which case, it is possible that such payment will be treated as a distribution from us with respect to our common stock, rather than proceeds from the sale of our common stock.  In such case, the cash payment will be treated first as the payment of a dividend (to the extent of our undistributed earnings and profits), then as a return of capital up to the amount of the shareholder’s adjusted tax basis, then as gain from the sale of our common stock.  Any amount treated as a dividend in the hands of a shareholder taxed at individual rates generally will be taxed in 2012 at the long-term capital gain rate.  While the matter is not certain, as of the date of this proxy statement, we expect that the cash proceeds will be treated as proceeds from the sale of our common stock, and not as a distribution from us with respect to our common stock subject to the treatment described above, and the remainder of this discussion assumes such treatment.

Cash payments made pursuant to the merger will be reported to our shareholders and the Internal Revenue Service to the extent required by the Internal Revenue Code and applicable Treasury regulations.  Non-corporate shareholders may be subject to back-up withholding at a rate of 28% on any cash payments they receive.  Shareholders who are U.S. holders generally will not be subject to backup withholding if they:  (1) furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal they are to receive or (2) are otherwise exempt from backup withholding and comply with other applicable rules and certification requirements.  Shareholders who are not U.S. holders should complete and sign a Form W-8BEN (or other applicable tax form) and return it to the paying agent in order to provide the information and certification necessary to avoid backup withholding tax or otherwise establish an exemption from backup withholding tax.  Certain of our shareholders will be asked to provide additional tax information in the letter of transmittal for the shares of our common stock.

Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

The foregoing is a general discussion of certain material U.S. federal income tax consequences.  We recommend that you consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any foreign, state or local income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger.

Approvals and Consents

Under the merger agreement, we and the other parties to the merger agreement have agreed to use our commercially reasonable efforts to complete the transactions contemplated by the merger agreement, including obtaining all necessary authorizations, consents and approvals or waivers from third parties, including governmental entities.  The Hart-Scott-Rodino Act provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied.  Mediware and Parent filed notification reports with the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Act on September     , 2012.

At any time before or after the consummation of the merger, the Federal Trade Commission and Department of Justice may, however, challenge the merger on antitrust grounds.  Private parties could take antitrust action under the antitrust laws, including seeking an injunction prohibiting or delaying the merger, divestiture or damages under certain circumstances.  Additionally, at any time before or after the consummation of the merger, notwithstanding the termination of the applicable waiting period, any state could take action under its antitrust laws as it deems necessary or desirable in the public interest.

Anticipated Closing of the Merger

We expect the merger to be completed prior to December 31, 2012.  However, the timing of the completion of the merger depends upon the adoption and approval of the merger agreement and approval of the merger by our shareholders, and other conditions described in this proxy statement.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement but it may not contain all of the information about the merger agreement that is important to you.  The merger agreement is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference.  We encourage you to read the merger agreement in its entirety.  The merger agreement is a document that establishes and governs the legal relations among us, Parent, and Merger Sub with respect to the transactions described in this proxy statement.

Explanatory Note Regarding the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. Factual disclosures about Mediware contained in this proxy statement or in our public reports filed with the SEC may supplement, update or modify the factual disclosures about Mediware contained in the merger agreement. The representations, warranties and covenants contained in the merger agreement were made only for purposes of the merger agreement, were made as of specified dates, were made solely for the benefit of the parties to the merger agreement, and are qualified by information in confidential disclosure schedules that Mediware exchanged with Parent and Merger Sub in connection with the execution of the merger agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing matters of fact, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to your investment decision. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters of fact. Although these representations and warranties may not constitute the actual state of facts about the parties to the merger agreement as of a specific date, any specific material facts that qualify the representations and warranties in the merger agreement have been disclosed in this proxy statement or in the information incorporated by reference herein, as applicable. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this proxy statement or incorporated by reference into this proxy statement. None of the representations and warranties of the parties to the merger agreement will survive the effective time of the merger.

Effective Time

The effective time of the merger will occur at the time that we file the certificate of merger with the New York Secretary of State on the closing date of the merger or on such later date as may be mutually agreed to by Parent and us (or such later time as is provided in the certificate of merger).  The closing date will occur as promptly as practicable (but no later than the third business day) after all of the conditions to the consummation of the merger set forth in the merger agreement have been satisfied or waived (other than those conditions that by their nature cannot be satisfied until after the closing of the merger), or on such other date as we and Parent may agree.

Structure of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with New York law, at the effective time of the merger, Merger Sub, a wholly owned subsidiary of Parent, will merge with and into Mediware.  The separate corporate existence of Merger Sub will cease, and Mediware will continue as the surviving corporation and a wholly owned subsidiary of Parent.  The surviving corporation will be a privately held corporation and our current shareholders will cease to have any ownership interest in the surviving corporation or rights as our shareholders.  Therefore, as a result of the merger, our current shareholders will not participate in the opportunity for future earnings or growth of the surviving corporation and will not benefit from any appreciation in value of the surviving corporation.

Treatment of Stock, Stock Options and Other Stock-Based Awards

Common Stock.  At the effective time of the merger, each share of our common stock, par value $0.10 per share, issued and outstanding immediately prior to the effective time of the merger will automatically be cancelled and retired and will cease to exist and will be converted into the right to receive the merger consideration of $22.00 in cash, without interest and less applicable withholding taxes, other than shares of our common stock owned by Parent, Merger Sub or any subsidiary of Parent or Merger Sub, held in the treasury of Mediware or owned by any wholly-owned subsidiary of Mediware immediately prior to the effective time of the merger, which shares will automatically be cancelled and retired and will cease to exist, without conversion or consideration.

At the effective time of the merger, each share of common stock, par value $0.01 per share, of Merger Sub, issued and outstanding immediately prior to the effective time of the merger will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the surviving corporation.

After the effective time of the merger, each stock certificate representing shares of our common stock will be cancelled and each holder of record of uncertificated shares of our common stock will cease to have any rights with respect to those shares, and the holder of such certificate or uncertificated shares will have only the right to receive the merger consideration of $22.00 in cash per share, without any interest and less applicable withholding taxes.

Stock Options.  At the effective time of merger, each then outstanding option to purchase shares of our common stock, whether or not then exercisable or vested, will be cancelled and, promptly following the effective time of the merger, the surviving corporation will pay to the holders of such options with respect to each such option an amount in cash equal to the excess (if any) of the $22.00 per share cash merger consideration over the per share exercise price of the option, multiplied by the number of shares subject to the option, without interest and less any applicable withholding taxes.  At or immediately prior to the effective time of the merger, all options to purchase shares of our common stock for which the per share exercise price equals or exceeds $22.00, whether or not exercisable or vested, will be cancelled without the payment of any consideration.

Restricted Stock.  All restrictions on restricted stock awards will lapse prior to the effective time of the merger and each restricted share of our common stock will be subject to the same terms and conditions of the merger agreement as other shares of our common stock.  However, any term or condition more favorable to a holder of our restricted stock in any employment agreement or agreement relating to the grant of such restricted stock or otherwise will remain in full force and effect in accordance with its terms.

Following the effective time of the merger, no holder of any option to purchase shares of our common stock or holder of any shares of our restricted stock will have the right to acquire any equity interest in Mediware or the surviving corporation with respect to such shares.

Exchange and Payment Procedures

The paying agent will act as the agent for payment of the merger consideration to the holders of Mediware common stock.  At or before the effective time of the merger, Parent will cause to be deposited with the paying agent an amount of cash necessary for payment of the merger consideration (but not for payments in respect of options to purchase shares of our common stock, which the surviving corporation will pay through its payroll system), which will be deposited in a separate fund established for the benefit of Mediware’s shareholders.

Instructions with regard to the surrender of certificates formerly representing shares of Mediware common stock or uncertificated shares of Mediware common stock, together with the letter of transmittal to be used for that purpose, will be mailed to our shareholders by the paying agent promptly after the effective time of the merger.  As soon as practicable following receipt from the shareholder of a duly executed letter of transmittal, together with (i) in the case of shares of Mediware common stock represented by a certificate, receipt of any such certificate and (ii) in the case of shares of Mediware common stock held in book-entry form, automatically or, if required, the receipt of an agent’s message, and any other items specified by the letter of transmittal, the paying agent will pay in cash to such shareholder an amount equal to the product of the number of shares of Mediware common stock represented by such certificates remitted by the shareholder or agent’s message and the $22.00 per share merger consideration, without interest and less any applicable withholding tax.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the per share merger consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by Parent, post a bond in a customary amount as indemnity against any claim that may be made against it with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

At the effective time of the merger, the stock transfer books of Mediware will be closed, and no further registration of transfer of shares of Mediware common stock will be made on the stock transfer books.  At and after the effective time of the merger, previous shareholders will have no rights with respect to shares of Mediware common stock except to receive the merger consideration.

After one year following the effective time of the merger, any amount remaining in the payment fund will be refunded to Parent, upon demand, and any previous holders of Mediware common stock who have not complied with the applicable provisions for payment summarized above will be entitled to payment of the merger consideration only from Parent, without interest.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Representations and Warranties

We make various representations and warranties in the merger agreement with respect to Mediware and our affiliates.  These include representations and warranties regarding:

•	organization, good standing and qualification to do business;

•	capitalization, including in particular the number of shares of our common stock, stock options and other equity-based interests;

•	corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of violations of or conflicts with governing documents, applicable laws or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•
our SEC filings since January 1, 2009, including the financial statements contained therein, and compliance of such reports and documents with applicable requirements of federal securities laws and regulations;

•	internal controls and procedures over financial reporting;

•	the absence of undisclosed liabilities;

•	the accuracy and completeness of information supplied for inclusion or incorporation by reference in this proxy statement and the compliance of that information with applicable laws;

•	our compliance with the listing and corporate governance rules and regulations of NASDAQ;

•	employment and labor matters, including matters relating to employee benefit plans;

•	the conduct of our business, and absence of certain changes or events, since June 30, 2012;

•	litigation, investigations and administrative proceedings;

•	possession of permits and licenses necessary to conduct our business;

•	compliance with certain laws;

•	intellectual property and computer software;

•	matters relating to material contracts;

•	tax matters;

•	environmental laws and regulations;

•	bank accounts;

•	the shareholder vote required to approve the merger agreement and the transactions contemplated by the merger agreement;

•	matters relating to the assets of Mediware and its subsidiaries;

•	real property;

•	insurance;

•	affiliate and related party transactions;

•	the accuracy and completeness of this proxy statement and its compliance with applicable laws;

•	the absence of undisclosed broker’s fees;

•	customers and suppliers of Mediware;

•	the receipt by Mediware of an opinion from William Blair; and

•	the inapplicability of anti-takeover statutes to the merger and the other transactions contemplated by the merger agreement.

Many of our representations and warranties are qualified by the absence of a material adverse effect on Mediware, which means, for purposes of the merger agreement, any condition, event, change, occurrence, fact or effect that is or would reasonably be expected to become, individually or in the aggregate, materially adverse to the business, properties, assets, liabilities, financial condition, or results of operations of Mediware and its subsidiaries taken as a whole, or prevents or materially impairs Mediware’s ability to perform its obligations under, or to consummate the transactions contemplated by, the merger agreement, subject to a number of customary exceptions.

Parent and Merger Sub make various representations and warranties in the merger agreement with respect to Parent and Merger Sub.  These include representations and warranties regarding:

•	organization, good standing and qualification to do business;

•	corporate or other power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of any violation of or conflict with their governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the absence of any shareholder vote or consent required to approve the merger agreement and the transactions contemplated by the merger agreement;

•	the absence of undisclosed broker’s fees;

•	financing relating to their consummation of the merger;

•	the absence of litigation and administrative proceedings;

•	the delivery of a guaranty of certain obligations of Parent and Merger Sub to pay a termination fee of $10,000,000 in certain circumstances;

•	not being an “interested shareholder” and lack of ownership of our common stock by Parent; and

•	the organization and lack of operations of Merger Sub.

The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger.  The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms.  Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact and may be subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to shareholders.  For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

Conduct of Our Business Pending the Merger

We have undertaken certain customary covenants that place restrictions on us and our subsidiaries until the effective time of the merger.  From the date of the merger agreement until the effective time of the merger, we have agreed to (and to cause our subsidiaries to) conduct our business in the ordinary course of business and to use commercially reasonable efforts to preserve our business organization intact, maintain and keep material properties and assets in good repair and condition, maintain all required permits and maintain our material business relationships.

In addition, we have agreed, with certain limited exceptions, not to do (and not to permit our subsidiaries to do) any of the following, except as expressly contemplated by the merger agreement or agreed to in writing by Parent and Merger Sub:

•
issue, sell, deliver, purchase, repurchase, redeem, retire, pledge, encumber or otherwise acquire or dispose of any shares of our or our subsidiaries’ capital stock or other securities or grant options, warrants, calls or other rights to purchase or acquire any shares of our or our subsidiaries’ capital stock or other securities, except in connection with the exercise of options to purchase shares of our common stock or the vesting of our restricted stock, in each case, that were outstanding on the date of the merger agreement;

•	make any change to our certificate of incorporation or bylaws or our subsidiaries’ organizational documents;

•	declare, set aside or pay any dividend or other distribution with respect to our capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary to its parent;

•	adjust, split, combine or reclassify our capital stock;

•	enter into any new line of business outside the existing business segments;

•
incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith, individually or in the aggregate in excess of $250,000, or delay any capital expenditures committed to prior to the date of the merger agreement;

•
(i) alter or amend the rate or terms of compensation, benefits or severance of any of our directors or officers, (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing benefit plan or other agreement existing as of the date of the merger agreement to any director or officer or under any applicable law, (iii) alter or amend the rate or terms of compensation, benefits or severance of any of our or our subsidiaries’ employees or consultants other than alterations or amendments in the ordinary course of business that do not result in a material increase in benefits or compensation expense to Mediware, (iv) enter into or amend any employment, bonus, severance or retirement contract or adopt any employee benefit plan, or (v) grant to any director, officer or employee any change of control or termination pay or benefits;

•	make any change in our accounting practices, policies or procedures, unless required by GAAP or applicable law;

•	make any acquisition of, or investment in, assets (other than certain exceptions relating to Mediware or any of its subsidiaries), securities or businesses;

•	sell, lease, license, pledge, transfer or otherwise dispose of any of our property, assets or businesses, other than sales of inventory or obsolete equipment in the ordinary course of business;

•
fail to maintain our properties and assets in good repair and condition, except to the extent of wear or use in the ordinary course of business and consistent with past practice or damage by fire or other unavoidable casualty;

•	amend, modify, extend, renew or terminate any real property lease, or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property;

•	mortgage, pledge, hypothecate, grant any security interest in or create or incur a lien (other than certain permitted liens) on any of our properties, assets or businesses;

•
institute, pay, compromise, settle, or dismiss any action, claim, demand, lawsuit, proceeding or arbitration by or before any governmental or regulatory authority against us or our subsidiaries, other than in the ordinary course of business consistent with past practices but not, in any individual case, in excess of $150,000 or, in the aggregate, in excess of $250,000;

•	waive, relinquish release, grant, transfer or assign any right with a value, in any individual case, in excess of $150,000 or, in the aggregate, in excess of $250,000;

•
engage in any transaction with, or enter into any agreement, arrangement or understanding with, any of our affiliates other than our wholly owned subsidiaries or pursuant to certain agreements in force on the date of the merger agreement;

•
make, revoke or amend any material tax election or change any material method of reporting income or deductions for tax purposes, file or amend any tax return, enter into any closing agreement, settle any tax claim or assessment, or take any other similar action relating to the filing of any tax return or the payment of any tax;

•	adopt or approve of a plan or agreement of our or any of our subsidiaries’ complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•	repurchase, prepay or incur any indebtedness;

•
(i) enter into any contract other than in the ordinary course of business that would be a material contract for purposes of the merger agreement if entered into prior to the date of the merger agreement, (ii) amend, renew, extend or modify any material contract other than in the ordinary course of business, or (iii) terminate or otherwise waive, release or assign any rights, claims or benefits under any material contract that provides for payment to or by Mediware in excess of $150,000, in the cases of clauses (i) and (ii), without providing five days prior written notice to Parent;

•
fail to maintain and protect or abandon or allow to lapse, expire or be cancelled any registration or application for registration for any material intellectual property owned by us or our subsidiaries;

•
communicate with our employees regarding the compensation, benefits or other treatment that they will receive in connection with the merger, unless any such communications are consistent with prior directives or documentation provided to us by Parent;

•	make any loans, advances or capital contributions, except advances for travel and other normal business expenses to officers and employees, not to exceed $25,000 in the aggregate at any one time;

•
take any action that would reasonably be expected to result in any of the conditions to the merger set forth in the merger agreement not being satisfied or that would reasonably be expected to prevent, delay or impair our ability to consummate the merger;

•	terminate the employment of any officer or key employee other than for good reason or for reasonable cause;

•	hire any new employees other than non-officer employees in the ordinary course of business and a head of our performance management group; or

•	agree in writing to do any of the foregoing.

Acquisition Proposals by Third Parties

Until the earlier of the effective time of the merger or the termination of the merger agreement, we have agreed that neither we nor any of our subsidiaries nor our or their respective officers, directors, employees, accountants, consultants, legal counsel, investment bankers,  advisors, representatives or agents will, directly or indirectly:

•
solicit, seek or initiate any inquiries, proposals or offers other than from Parent or an affiliate of Parent that constitute, or would be reasonably likely to lead to, any bona fide offer, proposal or indication of interest relating to (i) a merger, consolidation, business combination, share exchange, tender offer, reorganization, recapitalization, liquidation, dissolution or similar transaction involving Mediware, (ii) any acquisition by any party of more than 15% of the consolidated assets or revenues of Mediware and its subsidiaries, (iii) any acquisition by any party of more than 15% of any class of equity securities of Mediware or any of its subsidiaries or any resulting parent company of Mediware, or (iv) any other agreement, arrangement or transaction the consummation of which would reasonably be expected to interfere with or prevent the merger, which proposals are referred to in the merger agreement as an “acquisition proposal”;

•
engage in discussions or negotiations with any third party (other than Parent or its affiliates) concerning any acquisition proposal, provide any non-public information, or afford access to the properties, books, records or personnel of Mediware or any of its subsidiaries to any third party that Mediware has reason to believe has made or will make an acquisition proposal;

•	grant any waiver, amendment or release under any standstill or confidentiality agreement;

•
approve, endorse, recommend or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an acquisition proposal or any proposal or offer that could reasonably be expected to lead to an acquisition proposal, or that contradicts the merger agreement or requires us to abandon the merger agreement; or

•	resolve, propose or agree to do any of the foregoing.

However, notwithstanding the foregoing, before the adoption and approval of the merger agreement and approval of the merger at the special meeting of our shareholders, we may furnish non-public information with respect to Mediware and its subsidiaries (pursuant to a confidentiality agreement no less favorable to us than the confidentiality agreement between Thoma Bravo and William Blair  as our financial advisor) to, and enter into discussions and negotiations with, a third party in connection with an acquisition proposal and approve or recommend such proposal if:

•	our board of directors determines in good faith (after consultation with its outside financial and legal advisors) that the acquisition proposal is reasonably likely to result in a superior proposal;

•	such action is required by our directors’ fiduciary duties under applicable law; and

•
neither we nor any of our subsidiaries nor our or their respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, representatives or agents have violated the restrictions in the merger agreement regarding third party acquisition proposals (other than immaterial and unintentional violations).

As used in the merger agreement, a “superior proposal” means a bona fide written acquisition proposal by a third party for at least 50% of the outstanding shares of our common stock or all or substantially all of our or our subsidiaries’ consolidated assets that our board of directors or any committee thereof, in consultation with its financial advisor and outside legal counsel, determines in its good faith judgment to be, if consummated, more favorable to Mediware’s shareholders than the merger (after taking into account, among other things, the relevant terms, conditions, impact and legal, financial, regulatory and other aspects of the acquisition proposal including without limitation financing or adequate funds, financing contingencies, regulatory and shareholder approvals, reasonable likelihood of completion, shareholder litigation and breakup fee and expense reimbursement provisions, taking into account any proposal by Parent to amend the terms of the merger agreement).

The merger agreement also requires us to:

•	notify Parent as soon as practicable (but in any event within 24 hours) upon our receipt of any acquisition proposal and any material modification or amendment to an acquisition proposal;

•	keep Parent reasonably informed on a current basis of the status of any such acquisition proposal and any material changes thereto; and

•
cease (and cause our subsidiaries and our and our subsidiaries’ directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, representatives and agents to cease) immediately all discussions and negotiations with third parties conducted prior to the date of the merger agreement regarding any acquisition proposal.

Our board of directors may authorize us to terminate the merger agreement to enter into an agreement relating to a third party acquisition proposal or effect a change of recommendation only if:

•	our board determines in good faith (after consultation with its outside financial and legal advisors) that the acquisition proposal constitutes a superior proposal;

•	such action is required by our directors’ fiduciary duties under applicable law; and

•
neither we nor any of our subsidiaries, nor our or their respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, representatives or agents has violated the restrictions in the merger agreement regarding third party acquisition proposals (other than immaterial and unintentional violations).

A “change of recommendation,” as defined in the merger agreement, occurs if the board of directors or any committee thereof (i) withholds, withdraws, qualifies or modifies (or publicly proposes to withhold, withdraw, qualify or modify) in a manner adverse to Parent or Merger Sub its recommendation of the merger and the merger agreement, (ii) adopts, approves or recommends (or proposes to adopt, approve or recommend) a third party acquisition proposal, (iii) fails to publicly reaffirm its recommendation of the merger and the merger agreement within two business days after Parent so requests in writing, (iv) fails to recommend against (within ten business days after the commencement of the third party acquisition proposal) any third party acquisition proposal that is subject to a proxy solicitation, or (v) causes or permits Mediware or any of its subsidiaries to enter into any acquisition agreement with respect to any superior proposal.

The merger agreement also requires that we provide written notice to Parent at least three business days before our board takes any of the actions described in the foregoing paragraph, to the effect that our board has received a third party acquisition proposal that is not withdrawn and that our board concludes in good faith constitutes a superior proposal and, absent any revision to the terms and conditions of the merger agreement, our board has resolved to effect a change of recommendation and/or to terminate the merger agreement.  The notice must describe the basis for the board action, including the identity of the party making the superior proposal, the material terms of the proposal and copies of all relevant documents relating to the proposal.  In addition, during the three-business-day period after delivery of the notice, we must provide Parent with an opportunity to submit an amended acquisition proposal to our board of directors and must negotiate in good faith with Parent to amend the merger agreement.  If any material revisions are made to the third party acquisition proposal, we are required to provide Parent with a new notice and opportunity to amend the merger agreement.  Moreover, if we terminate the merger agreement to enter into an agreement with respect to a superior proposal, we must pay the termination fee described below under the caption “Termination Fee and Expenses.”

Shareholders’ Meeting

The merger agreement requires us to duly call, give notice of and hold a meeting of our shareholders for the purpose of considering and taking action on the merger and the merger agreement promptly following the date upon which this proxy statement is cleared by the SEC.  Subject to certain fiduciary obligations of our directors, our board of directors is required to recommend that our shareholders vote in favor of the merger agreement at the shareholders’ meeting.  Until our board of directors or any committee withdraws or modifies its recommendation in favor of the merger, we are required to take all reasonable lawful action to solicit the number of votes needed for adoption and approval of the merger agreement and approval of the merger.  Under the merger agreement, we are required to submit the merger agreement to our shareholders even if our board of directors or the executive committee withdraws or modifies its recommendation in favor of the merger, unless the merger agreement is validly terminated pursuant to its terms.

Indemnification of Directors and Officers; Insurance

The merger agreement provides that, from the effective time of the merger, all rights to indemnification, expense advancement and exculpation from personal liability existing in favor of any of our or our subsidiaries’ present or former directors, officers or employees as provided in the applicable charter or organizational documents as in effect on the date of the merger agreement will survive the merger.  Mediware as the surviving corporation also has agreed to abide by each of our contractual obligations to provide indemnification and exculpation to any person.

The merger agreement also requires the surviving corporation to negotiate and purchase “tail” insurance coverage that provides coverage for a period of six years for acts or omissions occurring on or prior to the effective time of the merger that is no less favorable in amount and terms and conditions of coverage than our existing directors and officers liability insurance policy, and that will not exceed 300% of the annual premium we currently pay for such coverage; or if substantially equivalent insurance coverage is not available, the best available coverage that can be purchased for 300% of the aggregate premium we currently pay for such coverage.

Equity Financing Commitment; Cooperation of Mediware

Parent and Merger Sub expect that the funds necessary to consummate the merger and related transactions will be funded by equity and debt financings and cash of Mediware.  However, Parent’s and Merger Sub’s obligations to consummate the merger are not subject to any financing conditions.  Although funding of the equity financing of the Sponsor is subject to the satisfaction of the conditions set forth in the commitment letter under which the financing will be provided, the unfulfilled conditions are limited to satisfaction of the closing conditions set forth in the merger agreement.  The following arrangements are in place for the financing of the merger:

Equity Financing.  Parent has received an equity commitment letter from the Sponsor to provide equity financing in an aggregate amount sufficient to fully finance the merger consideration, payments in respect of Company options and restricted stock, and related fees and expenses upon consummation.  In addition, the Sponsor has agreed to guarantee Parent’s obligations to pay the termination fee as described below.  Parent and Merger Sub have agreed to take or cause to be taken all actions necessary or advisable to obtain the proceeds of the equity financing.

Debt Financing.  We have agreed to use commercially reasonable efforts to cooperate with Parent in connection with the debt financing Parent plans to obtain in connection with, and to partially fund the consideration payable in, the merger, including furnishing information and executing pledge and security documents and other financing documents and obtaining certain intellectual property assignment agreements as requested by Parent.  The cooperation requested by Parent may not unreasonably interfere with our ongoing operations.  Any financing documents that we execute will be conditional upon or only become operative following the consummation of the merger.

Sponsor Guaranty

The Sponsor has guaranteed to us Parent’s obligation under the merger agreement to pay a termination fee of $10,000,000 in certain circumstances.

Additional Agreements

Mutual Agreements

In addition to the other agreements described elsewhere in this section of the proxy statement, Mediware, Parent and Merger Sub have agreed to take the following actions:

•	to consult with and obtain the approval of the other parties to the merger agreement before issuing any press release or other public announcement relating to the merger;

•
to use commercially reasonable efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the merger agreement, including obtaining all necessary consents, waivers, approvals, authorizations, permits or orders from all governmental and regulatory authorities, and defending or contesting any action, suit or proceeding challenging the merger agreement or the transactions contemplated by the merger agreement.

Mediware Agreements

In addition to the other agreements described elsewhere in this section of the proxy statement, we have agreed to take the following actions from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement:

•	to provide Parent and Merger Sub and their respective representatives access to certain information and personnel; and

•
to take any and all commercially reasonable actions necessary to terminate as of or prior to the effective time all of our stock compensation plans, our employee stock purchase plan and the provisions in any other plan, agreement or arrangement relating to our stock compensation plans or providing for the issuance, transfer or grant of any of our capital stock or any interest in respect of our capital stock.

Parent and Merger Sub Agreements

In addition to the other agreements described elsewhere in this section of the proxy statement, Parent and Merger Sub have agreed to take, or refrain from taking, the following actions:

•
for a period of at least one year after the effective time of the merger, to provide or cause to be provided to our or our subsidiaries’ employees who continue as employees following the merger compensation and employee benefits (other than equity-based compensation arrangements) that are comparable in the aggregate to those provided to our employees immediately prior to the effective time;

•
to the extent permitted by applicable law, to use commercially reasonable efforts to provide our employees who continue as employees following the merger and who become eligible to participate in pensions, welfare plans, compensation arrangements or other material employee benefit plans (other than equity-based compensation arrangements) with credit for prior years of service with Mediware, a waiver of all limitations as to pre-existing conditions, exclusions, actively-at-work requirements and waiting periods and credit for any prior co-payments and deductibles; and

•
for a period of six months from the effective time of the merger, to provide severance payments and benefits under a severance plan or policy comparable to our severance plan in effect as of the date of the merger agreement to a terminated continuing employee who would have been eligible for our severance plan.

Conditions to the Merger

The completion of the merger depends on a number of conditions being met, including:

•	adoption of the merger agreement and approval of the merger by our shareholders;

•	expiration or termination of the applicable waiting period and any extension under the Hart-Scott-Rodino Act;

•
absence of any statute, law, rule, ordinance, regulation, constitution, treaty, code, order, judgment, injunction, writ, decree or similar requirement or any action taken by any governmental or regulatory entity that permanently enjoins or otherwise prohibits the consummation of the merger or the transactions contemplated thereby;

•	receipt of all consents, approvals and authorizations of governmental and regulatory entities required to be obtained prior to the consummation of the merger pursuant to the merger agreement;

•
accuracy of the representations and warranties of each party as of the date of the merger agreement and immediately before the effective time of the merger, except, in the case of certain representations and warranties specified in the merger agreement, to the extent that any inaccuracy in any representation or warranty does not and, in our case, would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the party making such representation or warranty;

•	performance in all material respects of all obligations under the merger agreement required to be performed by each party to the merger agreement;

•	the absence of any change, event, occurrence, effect, fact or condition that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on us;

•
delivery of all certificates, instruments, opinions and other documents required to be executed or delivered under the merger agreement by each party to the merger agreement, and the taking of all other actions and proceedings required to be taken by or on behalf of each party to the merger agreement in furtherance of the transactions contemplated by the merger;

•	filing by us of all certifications, reports and proxy statements required to be filed with the SEC prior to the consummation of the merger that are required to contain financial statements; and

•
delivery of a tax matters certificate executed by us to the effect that we are not a United States real property holding company within the meaning of section 897(c)(2) of the Internal Revenue Code of 1986.

Either we or Parent may elect to waive a condition to its obligation to close the merger that has not been satisfied and complete the merger regardless of the failure of that condition.  We cannot be certain whether or when any of these conditions will be satisfied or waived, or that we will complete the merger.

Termination

We and Parent can agree by mutual written consent at any time prior to the effective time of the merger to terminate the merger agreement and abandon the merger, whether before or after adoption and approval by our shareholders.  Also, we or Parent can decide without the consent of the other not to complete the merger in a number of other situations, including if:

•
the merger is not consummated prior to December 31, 2012, unless the party seeking to terminate failed to fulfill any obligation under the merger agreement and that is the primary cause of the failure to consummate the merger;

•
any governmental or regulatory entity has enacted, issued, promulgated, enforced or entered any statute, law, rule, ordinance, regulation, constitution, treaty, code, order, judgment, injunction, writ, decree or similar requirement that permanently enjoins or otherwise prohibits the consummation of the merger and the transactions contemplated thereby; or

•	our shareholders fail to adopt and approve the merger agreement and approve the merger.

In addition, Parent can terminate the merger agreement without our consent if:

•
prior to obtaining our shareholders’ adoption and approval of the merger agreement and approval of the merger (i) a change of recommendation occurs or (ii) any three or more members of our board of directors shall have publicly stated that such members oppose the merger, or three or more members of our board of directors shall have required the inclusion in any filing made by us with the SEC a statement to the effect that such members oppose the merger;

•
we enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to an acquisition proposal or that could reasonably be expected to lead to an acquisition proposal;

•	our board of directors shall have approved or publicly recommended any acquisition proposal;

•	we shall have breached any of our obligations discussed in “Acquisition Proposals by Third Parties” beginning on page 53, other than immaterial or inadvertent breaches; or

•
we breach any of our representations, warranties, covenants or agreements under the merger agreement and such breach (a) would result in our failure to satisfy the conditions precedent in the merger agreement related to the accuracy of our representations and warranties and our material performance of our agreements and covenants under the merger agreement and (b) has not been cured by the earlier of December 31, 2012 and 30 calendar days after written notice of such breach and Parent’s intention to terminate the merger agreement for the foregoing reason has been delivered to us.

We can terminate the merger agreement without Parent’s consent if:

•
after the occurrence of a change of recommendation, our board of directors authorizes us to enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to a superior proposal; or

•
Parent or Merger Sub breaches any of its representations, warranties, covenants or agreements under the merger agreement and such breach (a) would result in its failure to satisfy the conditions precedent in the merger agreement related to the accuracy of its representations and warranties and its material performance of our agreements and covenants under the merger agreement and (b) has not been cured by the earlier of December 31, 2012 and 30 calendar days after written notice of such breach and our intention to terminate the merger agreement for the foregoing reason has been delivered to Parent or Merger Sub, as applicable.

Neither we nor Parent have any right to terminate the merger agreement except for the situations described in the merger agreement.

Effect of Termination

If the merger agreement is terminated as described above, no party to the merger agreement will have any liability or further obligation under the merger agreement except with respect to:

•	liabilities or damages arising out of any willful and intentional breach of the agreement;

•	the requirement to comply with the separate confidentiality agreement between Thoma Bravo and William Blair on behalf of Mediware; and

•	the obligation, if applicable, to pay the termination fee and expense reimbursement described below.

Termination Fee and Expenses

We may be required to pay to Parent a termination fee in the amount of $5,769,000 (less any amount previously paid to Parent in reimbursement of Parent’s transaction expenses) if the merger agreement is terminated under certain specified circumstances, including if:

•
Parent terminates the merger agreement because (a) prior to obtaining our shareholders’ approval of the merger (i) a change of recommendation occurs or (ii) any three or more members of our board of directors shall have publicly stated that such members opposes the merger, or any three or more members of our board of directors shall have required the inclusion in any filing made by us with the SEC a statement to the effect that such members oppose the merger, (b) we enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to an acquisition proposal or that could reasonably be expected to lead to an acquisition proposal, (c) our board of directors shall have approved or publicly recommended any acquisition proposal, or (d) we shall have breached any of our obligations discussed in “Acquisition Proposals by Third Parties” beginning on page 53 other than in material or inadvertent breaches;

•
we terminate the merger agreement because after the occurrence of a change of recommendation, our board of directors authorizes us to enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to an acquisition proposal or that could reasonably be expected to lead to a superior proposal;

•
(a) (i) either party terminates the merger agreement because the merger is not consummated prior to December 31, 2012, (ii) either party terminates the merger agreement because our shareholders fail to adopt and approve the merger agreement and approve the merger or (iii) Parent terminates the merger agreement because we intentionally breach any of our representations, warranties, covenants or agreements under the merger agreement and such breach (A) would result in our failure to satisfy the conditions precedent in the merger agreement related to the accuracy of our representations and warranties and our material performance of our agreements and covenants under the merger agreement and (B) has not been cured by the earlier of December 31, 2012 and 30 calendar days after written notice of such breach and Parent’s intention to terminate the merger agreement for the foregoing reason has been delivered to us; (b) an acquisition proposal is publicly announced or otherwise communicated to our shareholders after the date of the merger agreement but prior to the earlier of the date of such termination and the date of the shareholders’ meeting; and (c) within 12 months after such termination of the merger agreement we consummate (x) a merger, consolidation, business combination, share exchange, tender offer (including a self-tender offer), reorganization, recapitalization (including a leveraged recapitalization or extraordinary dividend), liquidation, dissolution or similar transaction involving us, (y) any direct or indirect purchase or other acquisition of, or a series of related transactions to purchase or acquire, more than 51% of our consolidated assets or revenues or class of our equity securities, or (z) any direct or indirect purchase of or other acquisition of, or a series of related transactions to purchase or acquire, more than 51% of any class of our equity securities or the equity securities of any of our subsidiaries.

We may be required to pay to Parent its reasonable and documented out-of-pocket fees and expenses (including legal fees) of up to $2,000,000 if (a) the merger agreement is terminated because we breach any of our representations, warranties, covenants or agreements under the merger agreement and such breach (i) would result in our failure to satisfy the conditions precedent in the merger agreement related to the accuracy of our representations and warranties and our material performance of our agreements and covenants under the merger agreement and (ii) has not been cured by the earlier of December 31, 2012 and 30 calendar days after written notice of such breach and Parent’s intention to terminate the merger agreement for the foregoing reason has been delivered to us, and (b) Parent is not entitled to the termination fee described above as a result of such breach.

Remedies

Both we and Parent and Merger Sub are entitled to seek an injunction, specific performance and other equitable relief to ensure performance of the merger agreement unless it is validly terminated as provided in the agreement.   Additionally, we are entitled to seek an injunction, specific performance and other equitable relief to enforce our rights as a third-party beneficiary of the equity commitment.  However, if we or Parent elect to terminate and are paid a termination fee or we elect to terminate pursuant to the merger agreement in connection with a superior proposal and Parent is paid a termination fee, then injunction, specific performance and other equitable relief will not be permitted, regardless of the circumstances of termination.

Parent may be required to pay to us a termination fee in the amount of $10,000,000 if we terminate the merger because Parent or Merger Sub breaches any of its representations, warranties, covenants or agreements under the merger agreement and such breach (a) would result in its failure to satisfy the conditions precedent in the merger agreement related to the accuracy of its representations and warranties and its material performance of our agreements and covenants under the merger agreement and (b) has not been cured by the earlier of December 31, 2012 and 30 calendar days after written notice of such breach and our intention to terminate the merger agreement for the foregoing reason has been delivered to Parent or Merger Sub, as applicable.

Amendment and Waiver

The merger agreement may be amended by the parties at any time before or after approval and adoption by our shareholders of the matters presented in connection with the merger by an instrument signed by each party.  However, after approval and adoption by our shareholders of the matters presented in connection with the merger, no amendment may be made without the approval and adoption of our shareholders if the amendment would alter or change the merger consideration or otherwise adversely affect our shareholders.  At any time prior to the effective time of the merger, any of the parties to the merger agreement may extend the time for the performance of any obligations or acts of the other party under the merger agreement, waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement, and waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.  However, after the approval and adoption by our shareholders of the matters presented in connection with the merger, no waiver may be made without the approval and adoption of our shareholders if the waiver would alter or change the merger consideration or otherwise adversely affect our shareholders.

Voting Agreements

Concurrently with the execution of the merger agreement, Parent entered into voting agreements, dated September 11, 2012, with each of Messrs. Clark, Weber, Sanville, Nordlicht, Mann, Greco, Gorman and Coelho in their capacities as shareholders, as well as their respective spouses, and Mr. Auriana, in his capacity as a shareholder, which we refer to as the voting agreements.  The shareholders party to the voting agreements have agreed to vote in favor of the adoption and approval of the merger agreement and approval of the merger and against acquisition proposals by third parties.  Each shareholder that is a party to a voting agreement also agreed that, subject to limited exceptions, the shareholder will not transfer or agree to transfer any of the shareholder’s shares of our common stock or grant any proxy or power of attorney, deposit into a voting trust or enter into any voting agreement with respect to those shares other than pursuant to the voting agreement.  In addition, each shareholder executing a voting agreement has granted an irrevocable proxy to Parent to vote their shares in favor of the adoption and approval of the merger agreement and approval of the merger and against any alternative acquisition proposal.  However, a voting agreement does not limit or affect the shareholder’s rights or obligations as a director, officer or other fiduciary of Mediware.

The voting agreements terminate upon the earliest of December 31, 2012, the termination of the merger agreement, Parent’s notice to Mediware that it is unwilling or unable to proceed with the merger on the terms set forth in the merger agreement and the date after the date of the shareholders meeting to adopt and approve the merger agreement and approve the merger.

As of the date of the voting agreements, our shareholders that have executed a voting agreement owned, directly or indirectly, 2,872,608 shares in the aggregate, or approximately 34.52%, of our common stock.

PROPOSAL TWO

ADVISORY VOTE ON CERTAIN EXECUTIVE COMPENSATION ARRANGEMENTS

The Non-Binding Advisory Proposal

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our shareholders with the opportunity to vote to approve, on an non-binding, advisory basis, the compensation and related agreements and arrangements of our named executive officers that are based upon or otherwise relate to the merger.

We are asking our shareholders to indicate their approval of the compensation and related agreements and arrangements of our named executive officers that are based upon or otherwise relate to the merger. The amount of this compensation is set forth in the table entitled “Golden Parachute Compensation” on page 42 and the accompanying footnotes. The various agreements and arrangements pursuant to which these compensation payments may be made have previously formed part of our overall compensation program for our named executive officers which has been disclosed to our shareholders.

Approval of this proposal is not a condition to completion of the merger. Therefore, regardless of whether shareholders approve the compensation and related agreements and arrangements of our named executive officers that are based upon or otherwise relate to the merger, if the merger agreement is adopted and approved and the merger approved by the shareholders and the merger is consummated, the compensation may still be paid to our named executive officers.

Vote Required and Board Recommendation

Approval of the non-binding proposal regarding the compensation arrangements requires an affirmative vote of a majority of the votes cast at the special meeting, assuming a quorum is present.  However, this vote is advisory and will not be binding on us or on Parent, or the board of directors or the compensation committee of us or Parent.  Abstentions are treated as votes against this proposal if your shares are otherwise present in person or otherwise represented in proxy at the special meeting. However, any failure to vote will have no effect on this proposal.

Our board of directors unanimously recommends that you vote “FOR” the non-binding, advisory approval of the compensation and related agreements and arrangements of our named executive officers that are based upon or relate to the merger.

PROPOSAL THREE

ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

In the event that the number of shares of our common stock present in person and represented by proxy at the special meeting and voting “FOR” adoption and approval of the merger agreement and approval of the merger is insufficient to approve the matter, we may move to adjourn or postpone the special meeting in order to enable our board of directors to solicit additional proxies in favor of the adoption and approval of the merger agreement and approval of the merger. In that event, we will ask our shareholders to vote only upon this proposal and not on the other proposals discussed in this proxy statement.

Vote Required and Board Recommendation

The approval of the proposal to adjourn or postpone the special meeting if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt and approve the merger agreement and approve the merger requires the affirmative vote of a majority of the votes cast at the special meeting.

Our board of directors has approved the merger agreement and the merger, and recommends that, if there are not sufficient votes to adopt and approve the merger agreement and approve the merger, recommends that you vote “FOR” the proposal to adjourn the special meeting.

MARKET PRICE OF OUR COMMON STOCK

Our common stock is quoted on The NASDAQ Stock Market under the symbol “MEDW.”  The following table sets forth the high and low sale prices for our common stock for each of the quarterly periods presented:

	High	Low
Fiscal Year ending June 30, 2013
First Quarter (through September 20, 2012)	$22.14	$12.50
Fiscal Year ended June 30, 2012
Fourth Quarter	$15.50	$12.53
Third Quarter	$15.47	$12.56
Second Quarter	$15.00	$11.20
First Quarter	$12.80	$8.25
Fiscal Year ended June 30, 2011
Fourth Quarter	$13.71	$10.55
Third Quarter	$13.53	$10.61
Second Quarter	$11.57	$9.30
First Quarter	$10.75	$8.50

On September 11, 2012, which was the last trading day before we announced the merger, the closing sales price for our common stock on The NASDAQ Stock Market was $15.75 per share.  As of August 29, 2012, there were approximately 1,277 shareholders of record of Mediware’s common stock.

To date, Mediware has not paid dividends to its shareholders and Mediware does not currently intend to pay dividends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of August 31, 2012 by (i) each person who is known by us to beneficially own more than 5% of our common stock, (ii) each of our current directors, (iii) our named executive officers for the fiscal year ended June 30, 2012, and (iv) all directors and executive officers as a group.

	Amount of Common Stock Beneficially Owned
	Number of Shares(1)	Percentage Ownership(1)

Wellington Management Company, LLP (2)	617,467	7.27%

Constellation Software Inc. (3)	1,543,712	18.17%

Lawrence Auriana (4)	2,477,525	29.00%
Roger Clark (5)	29,398	*
Phil Coelho (6)	1,014	*
John Gorman (7)	76,636	*
Richard Greco (8)	11,905	*
Ira Nordlicht (9)	22,900	*
Robert Sanville (10)	26,667	*
T. Kelly Mann (11)	384,309	4.47%
Robert Weber (12)	123,654	1.44%
John Damgaard (13)	111,237	1.31%

All directors and executive officers as a group (14)	3,347,353	37.75%

*      less than 1%

(1)
Based on the number of shares beneficially owned at August 31, 2012, as determined under Rule 13d-3 of the Exchange Act, including, for each person or group, shares for which beneficial ownership may be acquired by the shareholder(s) upon exercise of options that are currently exercisable or become exercisable within 60 days of August 31, 2012.

(2)
The address for this entity is 280 Congress Street, Boston MA  02210.  Voting and investment control over the shares reportedly owned is shared with Wellington Trust Company, NA, the investment advisor of Wellington Management Company, LLP.  The foregoing information is based solely upon Schedules 13G/A filed on February 14, 2012.

(3)
The address for this entity is 20 Adelaide Street East, Suite 1200, Toronto, Ontario M5C 2T6.  Includes securities beneficially owned by Mark Leonard. The foregoing information is based solely upon disclosures contained in a Schedule 13D/A filed February 24, 2012.

(4)
Includes options for 45,000 shares which are currently exercisable or become exercisable within 60 days of August 31, 2012. The shares of common stock owned by Mr. Auriana are held in a discretionary account at Wall Street Access, Inc.  Mr. Auriana retains sole voting power over all such shares but has no investment power, including the power to dispose, or to direct the disposition of, any such shares. The foregoing information is based in part upon disclosures contained in a Schedule 13D/A filed September 14, 2012, which states that Mr. Auriana is the beneficial owner of 2,477,525 shares of common stock.  The address for Mr. Auriana is 145 East 45th Street, 43rd Floor, New York, NY 10012.

(5)	Includes options for 17,000 shares which are currently exercisable or become exercisable within 60 days of August 31, 2012. The address for Mr. Clark is 330 Elm Street, Unit 1, New Canaan, CT 06840.

(6)	The address for Mr. Coelho is 271 Citrus Road, Rancho Cordova, CA 95742.

(7)	Includes options for 17,000 shares which are currently exercisable or become exercisable within 60 days of August 31, 2012. The address for Dr. Gorman is 145 4th Street, Del Mar, CA 92014.

(8)	The address for Mr. Greco is 11711 W. 79th Street, Lenexa, KS 66214.

(9)	The address for Mr. Nordlicht is 800 Westchester Avenue, Rye Brook, NY 10573.

(10)	Includes options for 17,000 shares which are currently exercisable or become exercisable within 60 days of August 31, 2012. The address for Mr. Sanville is 1514 Old York Road, Abington, PA 19001.

(11)
Includes options for 50,000 shares which are currently exercisable or become exercisable within 60 days of August 31, 2012.  Additionally, includes 50,000 shares of restricted stock which will vest based upon Mr. Mann’s continued employment and achievement of certain market or performance requirements in fiscal 2013 or the earlier consummation of the merger.  The address for Mr. Mann is 11711 W. 79th Street, Lenexa, KS 66214.

(12)
Includes options for 75,000 shares which are currently exercisable or become exercisable within 60 days of August 31, 2012.  Additionally, includes 10,000 shares of restricted stock that will vest based upon Mr. Weber’s continued employment and achievement of certain performance metrics in fiscal 2013 or the earlier consummation of the merger.  The address for Mr. Weber is 11711 W. 79th Street, Lenexa, KS 66214.

(13)
Includes 15,000 shares of restricted stock that would have vested based upon Mr. Damgaard’s continued employment and achievement of certain performance metrics in fiscal 2013 or the earlier consummation of the merger.   The address for Mr. Damgaard is 1900 Spring Rd., Suite 450, Oak Brook, IL 60523.  Mr. Damgaard resigned as Senior Vice President and Chief Operating Officer of Mediware, effective September 7, 2012.

(14)
Includes options for 296,008 shares which are currently exercisable or become exercisable within 60 days of August 31, 2012. Additionally, includes 75,000 shares of restricted stock which will vest based upon Mr. Mann’s and Mr. Weber’s respective continued employment and achievement of certain market or performance requirements in fiscal 2013 or the earlier consummation of the merger and that would have vested based upon Mr. Damgaard’s continued employment and achievement of certain performance metrics in fiscal 2013 or the earlier consummation of the merger.  This group is comprised of 14 persons.

As a result of the voting agreement entered into among certain of our directors and executive officers and Parent, our directors, executive officers, Parent, Merger Sub and Thoma Bravo and its controlling persons may constitute a “group” for purposes of Rule 13d-5 under the Exchange Act with respect to their beneficial ownership of the common stock.  Pursuant to the irrevocable proxies executed by our directors and executive officers, Parent shares beneficial ownership of the right to vote 3,154,008 shares of our common stock, including 221,000 shares issuable upon the exercise of stock options currently exercisable or exercisable within 60 days of August 31, 2012.

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, we are sending only one copy of this proxy statement to shareholders who share the same last name and address unless they have notified us that they wish to continue receiving multiple copies.  This practice, known as “householding,” is designed to reduce duplicate mailings and save printing and postage costs as well as natural resources.

If you received a householded mailing and you would like to have additional copies mailed to you or you would like to opt out of this practice for future mailings, please submit your request (i) via e-mail to Merger@Mediware.com; (ii) in writing to Mediware Information Systems, Inc., Attention:  Robert C. Weber at 11711 West 79th Street, Lenexa, Kansas 66214; or (iii) telephonically to Robert C. Weber at 630-218-2702.  You may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

SUBMISSION OF SHAREHOLDER PROPOSALS

We currently do not expect to hold a 2012 annual meeting of shareholders.  To be included in the proxy statement for this annual meeting of shareholders if it occurs, proposals of shareholders intended to be presented at the next annual meeting of shareholders of Mediware must be received by Robert C. Weber, Secretary, Mediware Information Systems, Inc., 11711 West 79th Street, Lenexa, KS 66214, within a reasonable time before we begin to print and send proxy materials, and must satisfy the conditions established by the SEC for shareholder proposals to be included in the proxy statement relating to such meeting. If a shareholder proposal is not included in our proxy statement, a shareholder may still present a proposal to our shareholders if the shareholder satisfies the prerequisites in our By-Laws.

Regardless of whether included in our proxy statement, in order for a shareholder to nominate a candidate for election as a director or to propose other business at any annual meeting of shareholders, notice must be given in accordance with our By-Laws to the Secretary between 120 and 90 days prior to the meeting or 10 days prior to public announcement of the meeting. The fact that we may not insist upon compliance with the requirements contained in its By-Laws should not be construed as a waiver by us of our right to do so at any time in the future.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any reports, proxy statements or other information that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.  Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of this proxy statement, the reports, opinions or agreements attached to this proxy statement and any other information concerning us, without charge, by written request directed to us at Mediware Information Systems, Inc., 11711 West 79th Street, Lenexa, Kansas 66214, Attention:  Robert C. Weber.  Information concerning us can also be obtained through our website (www.mediware.com) or from the SEC through the SEC’s website at www.sec.gov.  The information contained on our website is not part of, or incorporated into, this proxy statement.  If you would like to request documents, please do so within five business days prior to the special meeting in order to receive them before the special meeting.

Statements contained in this proxy statement regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person.  This proxy statement is dated September     , 2012.  You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

MEDIWARE INFORMATION SYSTEMS, INC.

11711 West 79th Street, Lenexa, KS 66214

(913) 307-1000

PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON                   , 2012

 The undersigned appoints each of Robert C. Weber and T. Kelly Mann (each with full power to act without the other and each with full power to appoint his or her substitute) as the undersigned’s proxies to vote all shares of common stock, par value $0.10, of the undersigned in Mediware Information Systems, Inc., a New York corporation (“Mediware”), which the undersigned would be entitled to vote at the special meeting of the shareholders of Mediware to be held on                  , 2012, at                                                                                                      a.m. local time and at any adjournments or postponements thereof.

 The enclosed proxy is solicited by the Board of Directors of Mediware.  Further information regarding the matters to be acted upon at the special meeting is contained in the enclosed Proxy Statement.  This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no instructions are indicated on your proxy card or when you vote over the Internet or by telephone, your shares of our common stock will be voted “FOR” the adoption and approval of the Agreement and Plan of Merger, dated as of September 11, 2012, by and among Mediware, Project Ruby Parent Corp., a Delaware corporation, and Project Ruby Merger Corp., a New York corporation, as it may be amended from time to time (the “merger agreement”), and approval of the merger contemplated thereby (the “merger”), “FOR” the approval, on a non-binding, advisory basis, of the compensation and related agreements and arrangements of our named executive officers that are based upon or otherwise relate to the merger and “FOR” any adjournment or postponement of the special meeting if necessary or appropriate to solicit additional proxies if there are insufficient votes properly cast at the time of the meeting to adopt and approve the merger agreement and approve the merger. Should any other matter requiring a vote of the shareholders properly arise at the special meeting, the proxies named above are authorized to vote in accordance with their best judgment in the interest of Mediware. The tabulator cannot vote your shares unless you sign and return this card or provide voting instructions by the Internet or telephone.

(Continued and to be signed on reverse side.)

Special Meeting of Shareholders

MEDIWARE INFORMATION SYSTEMS, INC.

                  , 2012

VOTE BY INTERNET -

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. central time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE –

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. central time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to.

Please mark your vote as shown in example using dark ink only.

The Board of Directors recommends you vote “FOR” Proposals 1, 2, 3 and 4.

Vote on Proposal		For	Against	Abstain
1.	To adopt and approve the merger agreement and approve the merger.	☐	☐	☐

2.
To approve, on a non-binding, advisory basis, the compensation and related agreements and arrangements of the named executive officers of Mediware that are based upon or otherwise relate to the merger.
		☐	☐	☐

3.
To approve the adjournment or postponement of the special meeting if necessary or appropriate to solicit additional proxies if there are insufficient votes properly cast at the time of the meeting to adopt and approve the merger agreement and approve the merger.
		☐	☐	☐

4.	In the discretion of the proxies, on such other business as may properly come before the meeting or any postponements or adjournments thereof.	☐	☐	☐

The Board of Directors has fixed the close of business on                  , 2012 as the record date for the special meeting.  Only shareholders of record of our common stock as of the record date will be entitled to vote at the special meeting and any adjournment or postponement of the special meeting.  All shareholders of record are cordially invited to attend the special meeting in person.

MANAGEMENT HOPES THAT YOU WILL ATTEND THE SPECIAL MEETING IN PERSON.  IN ANY EVENT, PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY IN THE RETURN POSTAGE-PAID ENVELOPE OR VOTE BY PROXY OVER THE INTERNET OR BY TELEPHONE TO ASSURE THAT YOU ARE REPRESENTED AT THE SPECIAL MEETING.  SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING IN PERSON MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE RETURNED A PROXY.

Signature(s):	Dated:

NOTE:      Please sign exactly as name(s) appear(s) above.  If joint account, all joint owners should sign.  When signing as attorney, trustee, administrator, executor, etc., state full title.